                                                              RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-83395



++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities or accept any offer to buy these securities until + +we deliver this prospectus to you in final form. The prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion, dated June 16, 2000
      Preliminary Prospectus Supplement To Prospectus Dated July 30, 1999

                                  $250,000,000

                      [LOGO OF CROWN CASTLE INTERNATIONAL]

                        Crown Castle International Corp.

                            % Senior Notes due 2011
                                   --------

                           Terms of the Senior Notes

  . Maturity
   August 1, 2011

  . Interest
   Fixed Annual Rate of   %.

   Paid every six months on February 1 and August 1, beginning February 1,
2001.

  See "Risk Factors" Beginning on page S-9 to read about factors you should consider before buying the notes.

                                   --------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   --------

                                             Per Senior
                                                Note    Total
                                             ---------- -----
  Public Offering Price                         $        $
  Underwriting Discount                         $        $
  Proceeds, before expenses, to Crown Castle    $        $

                                   --------

  The offering price set forth above does not include interest, if any. The
notes will accrue interest from      , 2000 and must be paid by the purchaser
if the notes are delivered after      , 2000.

                                   --------

  The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York on      , 2000.

Goldman, Sachs & Co.                                Chase Securities Inc.
  Joint Book-Running Manager                          Joint Book-Running Manager

  Lehman Brothers                                 Credit Suisse First Boston
  Morgan Stanley Dean Witter                                CIBC Oppenheimer

BNY Capital Markets, Inc.
               Scotia Capital Markets
                            McDonald Investments Inc.
                                      PNC Capital Markets, Inc.
                                                     Deutsche Banc Alex. Brown

                                   --------

                    Prospectus Supplement dated       , 2000

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the applicable prospectus.

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             Prospectus Supplement
About This Prospectus Supplement...........................................  S-1
The Company................................................................  S-2
The Offering...............................................................  S-4
Summary Financial and Other Data...........................................  S-6
Risk Factors...............................................................  S-9
Use of Proceeds............................................................ S-17
Ratio of Earnings to Fixed Charges......................................... S-18
Capitalization............................................................. S-19
Unaudited Pro Forma Condensed Consolidated Financial Statements............ S-21
Description of Certain Indebtedness........................................ S-32
Description of Notes....................................................... S-42
Underwriting............................................................... S-75
Validity of Securities..................................................... S-76
                                   Prospectus
About This Prospectus......................................................    1
Where You Can Find More Information........................................    1
Incorporation of Information We File with the SEC..........................    1
Forward-Looking Statements.................................................    2
The Company................................................................    3
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    4
Description of Debt Securities.............................................    5
Description of Capital Stock...............................................   15
Description of Warrants....................................................   23
Selling Shareholders.......................................................   24
Plan of Distribution.......................................................   24
Validity of Securities.....................................................   25
Experts....................................................................   25

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   This prospectus supplement contains the terms of this offering of debt securities. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the attached prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the attached prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the attached prospectus.

   It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information About the Company" in the attached prospectus.

   No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Crown Castle International Corp., the underwriters or any other person. Neither the delivery of this prospectus supplement and the prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Crown Castle International Corp. since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date. This prospectus supplement and the prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                  THE COMPANY

   We are a leading owner and operator of towers and transmission networks for wireless communications and broadcast transmission companies. As of April 30, 2000, we owned, leased or managed 10,392 towers and rooftops, including 8,195 sites in the United States and Puerto Rico and 2,197 sites in the United Kingdom. We have entered into agreements, which, when completed, will provide us with over 900 additional towers in the United States in 2000. In addition, we have recently entered into an agreement that will provide us with a tower portfolio of approximately 700 towers in Australia. Our customers currently include many of the world's major wireless communications and broadcast companies, including GTE Wireless, Verizon, BellSouth Mobility, Powertel, Nextel, Sprint PCS, AT&T Wireless, Triton PCS, Tritel Communications, Motorola, Cable & Wireless Optus, One 2 One and the British Broadcasting Corporation.

   Our strategy is to use our leading domestic and international position to capture the growing opportunities to consolidate ownership and management of existing towers and other wireless and transmission infrastructure and to build and operate new towers and wireless and transmission networks and infrastructure created by:

  . the transfer to third parties, or outsourcing, of tower ownership and management by major wireless carriers;

  . the need for existing wireless carriers to expand coverage and improve capacity;

  . the additional demand for towers and wireless infrastructure created by new entrants into the wireless communications industry;

  .  the privatization of state-run broadcast transmission networks; and

  . the introduction of new wireless technologies such as broadband data, or "3G", technology.

   Our main businesses are leasing antenna space on wireless and broadcast towers that can accommodate multiple tenants and operating analog and digital broadcast transmission networks and wireless networks. We also provide related services to our customers, including network design, radio frequency engineering, site acquisition, site development and construction, antenna installation and network management and maintenance. We believe that our full service capabilities are a key competitive advantage in forming strategic partnerships to acquire large concentrations of towers, or tower clusters, and in winning contracts for tower acquisitions, management and construction along with wireless and transmission network management.

   Our primary business in the United States is the leasing of antenna space to wireless carriers. We believe that by owning and managing large tower clusters we are able to offer customers the ability to fulfill rapidly and efficiently their network expansion plans across particular markets or regions. Our acquisition strategy has been focused on adding tower clusters to our tower portfolio. As of April 30, 2000, we had tower clusters in 34 of the 50 largest U.S. metropolitan areas, and 68 of the 100 largest U.S. metropolitan areas.

   Our primary business in the United Kingdom, which is conducted through Crown Castle UK Holdings Limited ("CCUK"), is the operation of television and radio broadcast transmission networks. Following the 1997 acquisition of the BBC's broadcast and tower infrastructure, we were awarded long-term contracts to provide the BBC and other broadcasters analog and digital transmission services. We also lease antenna space to wireless operators in the United Kingdom on the towers we acquired from the BBC, as well as on various towers we acquired from wireless carriers or that we have constructed. We have nationwide broadcast and wireless coverage in the United Kingdom.

   Our primary business in Australia is the leasing of antenna space to wireless carriers. In March 2000, a subsidiary of ours, Crown Castle Australia Limited, or "CCAL", entered into an agreement to purchase approximately 700 towers in Australia from Cable & Wireless Optus for a total purchase price of approximately $135 million in cash (Australian $220 million). Upon completion of the Cable & Wireless Optus transaction, which we expect to close during the remainder of 2000, CCAL will own and operate a nationwide portfolio of approximately 700 towers in Australia covering over 90 percent of the Australian population.

   We believe our towers are attractive for use with a diverse range of wireless communications industries, including personal communications services, cellular, enhanced specialized mobile radio, specialized mobile radio, paging, and fixed microwave, as well as radio and television broadcasting. In the United States our major customers include GTE Wireless, Verizon, BellSouth Mobility, Powertel, Nextel, Sprint PCS, AT&T Wireless, Triton PCS, Tritel Communications and Motorola. In the United Kingdom our major customers include the BBC, Cellnet, Dolphin, NTL, ONdigital, One 2 One, Orange, Virgin Radio and Vodafone AirTouch. Our principal customer in Australia is Cable & Wireless Optus.

   We are continuing our ongoing construction program to enhance our tower portfolios. In 1999, we constructed over 900 towers. In 2000, we plan to construct approximately 1,170 towers, at an estimated aggregate cost of approximately $270 million, for lease to wireless carriers such as Verizon, BellSouth Mobility, GTE Wireless and Nextel. The actual number of towers built may vary depending on acquisition opportunities and potential build-to-suit contracts from large wireless carriers.

   On November 7, 1999 we entered into a formation agreement with GTE and certain of its affiliates to form a joint venture with GTE to own and operate up to 2,322 towers. These towers represent a significant majority of the towers in GTE's wireless network. The transaction will be completed in multiple closings. Pursuant to closings on January 31, 2000, April 3, 2000 and June 15, 2000, we have contributed approximately $714.8 million in cash and approximately 5.1 million shares of our common stock to the joint venture in exchange for 2,277 towers. We expect to close the remaining towers during the third quarter of 2000. The joint venture will also build and own the next 500 towers to be built for GTE's wireless communications business. GTE leases antenna space on the 2,277 towers transferred to the joint venture and will lease antenna space on the towers that the joint venture builds for GTE. In addition, GTE has the right to contribute certain additional towers, including towers acquired by GTE from Ameritech Corp., on terms substantially similar to the formation agreement. In April 2000, we agreed with GTE that the Ameritech towers would be contributed to the joint venture and the definitive agreement relating to such transaction is in the process of being negotiated. Consideration for these additional towers will be in the form of cash and additional ownership interests for GTE in the joint venture. We currently expect that approximately 470 towers acquired by GTE from Ameritech will be transferred to the joint venture.

   In March 2000, a subsidiary of ours entered into a credit agreement with a syndicate of banks which consists of two term loan facilities and a revolving line of credit aggregating $1.2 billion (the "2000 Credit Facility"). Available borrowings under the 2000 Credit Facility are generally to be used for the construction and purchase of towers, to partially finance the GTE Wireless transaction, to repay existing indebtedness and for general corporate purposes. Initial borrowings were used for the discharge of the then existing credit facility of such subsidiaries. The amount of available borrowings will generally be determined based upon the then current financial performance of the assets of those subsidiaries. Up to $25 million of borrowing availability under the 2000 Credit Facility can be used for letters of credit. On March 15, 2000, we used $83.4 million in borrowings under the 2000 Credit Facility to repay outstanding borrowings and accrued interest under our senior credit facility. Additional proceeds from approximately $317 million in borrowings were used in April 2000 to fund a portion of the purchase price of the GTE Wireless transaction and for general corporate purposes.

   On April 3, 2000, we borrowed $400.0 million under a term loan agreement with a group of investment banks. The net proceeds from this borrowing, which amounted to $395.9 million, were used to fund a portion of the cash contribution for the second closing of towers at the GTE joint venture in April 2000. The term loans mature on March 31, 2011 and must be prepaid from the net proceeds of equity or debt securities sold by us in the future. We intend to repay a portion of these term loans with the net proceeds of this offering. See "Use of Proceeds."

   On May 10, 2000, France Telecom reached an agreement with the Office of Fair Trading in the United Kingdom to sell all of its interest in us and relinquish its governance rights in us. On May 17, 2000, we entered into a disposition agreement with France Telecom providing for a plan of disposition of France Telecom's interest in us. Under this plan, France Telecom agreed to sell shares of our common stock that would reduce its interests in us below 10% on a fully diluted basis. On June 8, 2000, France Telecom completed the sale of 24,942,360 shares of our common stock, following which their interest in us was reduced to approximately 8.4% on a fully diluted basis. Upon completion of the offering of these shares by France Telecom, France Telecom relinquished all governance rights with respect to our businesses.

   Under the disposition agreement, France Telecom is required to sell its remaining interest in us (17,713,536 shares of Common Stock, assuming conversion of all shares of Class A Common Stock and capital stock of CCUK) to one or more financial institutions. France Telecom has agreed in the disposition agreement, and expects, to enter into a swap or similar agreement with such financial institutions by July 8, 2000 pursuant to which France Telecom will continue to bear the economic risks and benefits associated with any disposition of the shares by the financial institutions. The financial institutions will be required to hold these shares for at least a one year period, except that the financial institutions may sell the shares (i) to certain permitted transferees or (ii) at any time after 90 days following the completion of this offering in the event of certain bankruptcy or liquidation events involving France Telecom. The financial institutions will be required to agree to vote their shares on any matter submitted to our stockholders in the same proportion as the votes cast with respect to all other outstanding shares of our common stock. After one year, the financial institutions will be entitled to sell such shares and after two years, we will have the right to require the financial institutions to sell any remaining shares. We have agreed to provide piggyback and either demand or shelf registration of the shares to be purchased by the financial institutions. In connection with the sale by France Telecom to the financial institutions, the shares of CCUK will be exchanged for shares of CCIC common stock, and CCUK will become a wholly owned subsidiary of CCIC.

   Our principal executive offices are located at 510 Bering Drive, Suite 500, Houston, Texas 77057, and our telephone number is (713) 570-3000.

                                  THE OFFERING

 Total amount offered.................. $250.0 million in aggregate principal
                                        amount of   % Senior Notes due 2011.


 Maturity.............................. August 1, 2011


 Issue price...........................   %, plus accrued interest, if any,
                                        from     , 2000.


 Interest.............................. Annual rate--  %. Payment frequency--
                                        every six months on February 1 and
                                        August 1. Cash interest on these notes
                                        is payable beginning on February 1,
                                        2001.


 Ranking............................... These notes constitute senior debt of the Company, and rank equally in right
                                        of payment with all of our existing
                                        and future senior debt, but will be
                                        effectively junior in right of payment
                                        to the extent of the assets securing
                                        our other senior debt. Our only
                                        significant assets are the capital
                                        stock of our subsidiaries, and the
                                        notes will not be guaranteed by our
                                        subsidiaries. As a result, the notes
                                        will be structurally subordinated to
                                        all debt and other liabilities of our
                                        subsidiaries, including borrowings
                                        under their credit facilities.

 Optional redemption................... On or after August 1, 2005, we may redeem some or all of the notes at any
                                        time at the redemption price listed in
                                        the "Description of Notes" section
                                        under the heading "Optional
                                        Redemption."

                                        Before August 1, 2003, we may redeem
                                        up to 35% of the notes with the
                                        proceeds of public offerings of equity
                                        or strategic investments in us at the
                                        price listed in the "Description of
                                        Notes" section under the heading
                                        "Optional Redemption."


 Mandatory offer to repurchase......... If we sell certain assets, or experience specific kinds of changes
                                        of control, we must offer to
                                        repurchase the notes at the price
                                        listed in the "Description of Notes"
                                        section under the heading "Repurchase
                                        at the Option of Holders."
 Basic covenants of Indenture.......... We will issue the notes under an indenture with the United States Trust
                                        Company of New York. The indenture
                                        will, among other things, restrict our
                                        ability and the ability of our
                                        subsidiaries to:
                                        . borrow money;
                                        . pay dividends on stock or repurchase
                                          stock;
                                        . make investments;
                                        . use assets as security in other
                                          transactions; and
                                        . sell assets or merge with or into
                                          other companies.


                                        For more details, see the "Description
                                        of the Notes" section under the
                                        heading "Certain Covenants."


 Use of proceeds....................... We expect to use the proceeds of this offering to repay a portion of the
                                        term loans borrowed in connection with
                                        the GTE transaction. For more details,
                                        see "Use of Proceeds."

                        Summary Financial and Other Data

    The summary historical consolidated financial and other data set forth below for each of the five years in the period ended December 31, 1999, and as of December 31, 1995, 1996, 1997, 1998 and 1999, have been derived from the consolidated financial statements of CCIC, which have been audited by KPMG LLP, independent auditors. The summary historical consolidated financial and other data set forth below for the three months ended March 31, 1999 and 2000, and as of March 31, 2000, have been derived from the unaudited consolidated financial statements of CCIC, which include all adjustments that CCIC considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year. The results of operations for the three months ended March 31, 2000 are not comparable to the three months ended March 31, 1999, the results for the year ended December 31, 1999 are not comparable to the year ended December 31, 1998, the results for the year ended December 31, 1998 are not comparable to the year ended December 31, 1997, and the results for the year ended December 31, 1997 are not comparable to the year ended December 31, 1996, in each case as a result of business acquisitions completed in 1997, 1998, 1999 and 2000. Results of operations of these acquired businesses are included in CCIC's consolidated financial statements for the periods after the respective dates of acquisition. The information set forth below should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations" included in CCIC's Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

                                                                             Three Months
                                   Years Ended December 31,                 Ended March 31,
                          -----------------------------------------------  ------------------
                           1995     1996      1997      1998      1999       1999      2000
                          -------  -------  --------  --------  ---------  --------  --------
                            (Dollars in thousands, except per share amounts)
Statement of Operations
 Data:
Net revenues:
 Site rental and
  broadcast
  transmission..........  $ 4,052  $ 5,615  $ 11,010  $ 75,028  $ 267,894  $ 45,326  $ 93,741
 Network services and
  other.................        6      592    20,395    38,050     77,865     9,783    30,503
                          -------  -------  --------  --------  ---------  --------  --------
   Total net revenues...    4,058    6,207    31,405   113,078    345,759    55,109   124,244
                          -------  -------  --------  --------  ---------  --------  --------
Costs of operations:
 Site rental and
  broadcast
  transmission..........    1,226    1,292     2,213    26,254    114,436    18,527    40,287
 Network services and
  other.................      --         8    13,137    21,564     42,312     6,982    15,901
                          -------  -------  --------  --------  ---------  --------  --------
   Total costs of
    operations..........    1,226    1,300    15,350    47,818    156,748    25,509    56,188
                          -------  -------  --------  --------  ---------  --------  --------
General and
 administrative.........      729    1,678     6,824    23,571     43,823     8,304    14,853
Corporate
 development(a).........      204    1,324     5,731     4,625      5,403       874     2,071
Restructuring charges...      --       --        --        --       5,645     1,814       --
Non-cash compensation
 charges(b) ............      --       --        --     12,758      2,173       667       461
Depreciation and
 amortization...........      836    1,242     6,952    37,239    130,106    19,656    45,122
                          -------  -------  --------  --------  ---------  --------  --------
Operating income
 (loss).................    1,063      663    (3,452)  (12,933)     1,861    (1,715)    5,549
Other income (expense):
 Equity in earnings
  (losses) of
  unconsolidated
  affiliate.............      --       --     (1,138)    2,055        --        --        --
 Interest and other
  income (expense)(c)...       53      193     1,951     4,220     17,731       340     5,704
 Interest expense and
  amortization of
  deferred financing
  costs.................   (1,137)  (1,803)   (9,254)  (29,089)  (110,908)  (11,286)  (41,761)
                          -------  -------  --------  --------  ---------  --------  --------
Loss before income
 taxes, minority
 interests,
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............      (21)    (947)  (11,893)  (35,747)   (91,316)  (12,661)  (30,508)
Provision for income
 taxes..................      --       (10)      (49)     (374)      (275)     (127)      (11)
Minority interests......      --       --        --     (1,654)    (2,756)     (685)   (1,541)
                          -------  -------  --------  --------  ---------  --------  --------
Loss before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............      (21)    (957)  (11,942)  (37,775)   (94,347)  (13,473)  (32,060)
Extraordinary item--loss
 on early extinguishment
 of debt................      --       --        --        --         --        --     (1,495)
Cumulative effect of
 change in accounting
 principle for costs of
 start-up activities....      --       --        --        --      (2,414)   (2,414)      --
                          -------  -------  --------  --------  ---------  --------  --------
Net loss................      (21)    (957)  (11,942)  (37,775)   (96,761)  (15,887)  (33,555)
Dividends on preferred
 stock..................      --       --     (2,199)   (5,411)   (28,881)   (6,408)  (11,493)
                          -------  -------  --------  --------  ---------  --------  --------
Net loss after deduction
 of dividends on
 preferred stock........  $   (21) $  (957) $(14,141) $(43,186) $(125,642) $(22,295) $(45,048)
                          =======  =======  ========  ========  =========  ========  ========

                                                                                 Three Months Ended
                                      Years Ended December 31,                        March 31,
                         ------------------------------------------------------  --------------------
                           1995      1996      1997        1998        1999        1999       2000
                         --------  --------  ---------  ----------  -----------  --------  ----------
                              (Dollars in thousands, except per share amounts)
Per common share--basic
 and diluted:
 Loss before
  extraordinary item
  and cumulative effect
  of change in
  accounting
  principle............. $  (0.01) $  (0.27) $   (2.27) $    (1.02) $     (0.94) $  (0.21) $    (0.27)
 Extraordinary item.....      --        --         --          --           --        --        (0.01)
 Cumulative effect of
  change in accounting
  principle.............      --        --         --          --         (0.02)    (0.03)        --
                         --------  --------  ---------  ----------  -----------  --------  ----------
 Net loss............... $  (0.01) $  (0.27) $   (2.27) $    (1.02) $     (0.96) $  (0.24) $    (0.28)
                         ========  ========  =========  ==========  ===========  ========  ==========
 Common shares
  outstanding--basic
  and diluted (in
  thousands)............    3,316     3,503      6,238      42,518      131,466    94,732     158,566
                         ========  ========  =========  ==========  ===========  ========  ==========
Other Data:
Site data (at period
 end)(d):
 Towers owned...........      126       155        240       1,344        7,326     3,683       8,497
 Towers managed.........        7         7        133         129           13        13          13
 Rooftop sites managed
  (revenue producing)...       41        52         80         135          149       146         149
                         --------  --------  ---------  ----------  -----------  --------  ----------
   Total sites owned and
    managed.............      174       214        453       1,608        7,488     3,842       8,659
                         ========  ========  =========  ==========  ===========  ========  ==========
EBITDA(e):
 Site rental............ $  2,697  $  3,555  $   7,682  $   44,661  $   139,966  $ 24,658  $   48,528
 Network services and
  other.................     (594)     (326)     1,549      (2,972)       5,222    (3,362)      4,675
 Corporate development
  expenses(a)...........     (204)   (1,324)    (5,731)     (4,625)      (5,403)     (874)     (2,071)
                         --------  --------  ---------  ----------  -----------  --------  ----------
   Total EBITDA......... $  1,899  $  1,905  $   3,500  $   37,064  $   139,785  $ 20,422  $   51,132
                         ========  ========  =========  ==========  ===========  ========  ==========
Capital expenditures.... $    161  $    890  $  18,035  $  138,759  $   293,801  $ 76,363  $  110,427
Summary cash flow
 information:
 Net cash provided by
  (used for) operating
  activities............    1,672      (530)      (624)     44,976       92,608    20,487      36,934
 Net cash used for
  investing
  activities............  (16,673)  (13,916)  (111,484)   (149,248)  (1,509,146) (281,208)   (399,288)
 Net cash provided by
  financing
  activities............   15,597    21,193    159,843     345,248    1,670,402    66,397     324,915
Ratio of earnings to
 fixed charges(f).......      --        --         --          --           --        --          --
Balance Sheet Data (at
 period end):
Cash and cash
 equivalents............ $    596  $  7,343  $  55,078  $  296,450  $   549,328            $  509,505
Property and equipment,
 net....................   16,003    26,753     81,968     592,594    2,468,101             2,851,855
Total assets............   19,875    41,226    371,391   1,523,230    3,836,650             4,212,512
Total debt..............   11,182    22,052    156,293     429,710    1,542,343             1,892,566
Redeemable preferred
 stock(g)...............    5,175    15,550    160,749     201,063      422,923               430,291
Total stockholders'
 equity (deficit).......      619      (210)    41,792     737,562    1,617,747             1,596,412

--------
(a) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. For the year ended December 31, 1997, such expenses include (1) nonrecurring cash bonuses of $0.9 million paid to certain executive officers in connection with our initial investment in Castle Transmission and (2) a nonrecurring cash charge of $1.3 million related to our purchase of shares of our common stock from our former chief executive officer in connection with our initial Castle Transmission investment.
(b) Represents charges related to the issuance of stock options to certain employees and executives.
(c) Includes a $1.2 million fee received in March 1997 as compensation for leading an investment consortium that provided the equity financing in connection with our initial Castle Transmission investment.
(d) Represents our aggregate number of sites as of the end of each period.
(e) EBITDA is defined as operating income (loss) plus depreciation and amortization, non-cash compensation changes and restructuring charges. EBITDA is presented as additional information because management believes it to be a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. Furthermore, our measure of EBITDA may not be comparable to similarly titled measures of other companies.
(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, minority interests, extraordinary item, cumulative effect of change in accounting principle, fixed charges and equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the years ended December 31, 1995, 1996, 1997, 1998 and 1999, earnings were insufficient to cover fixed charges by $21,000, $0.9 million, $10.8 million, $37.8 million and $91.3 million, respectively. For the three months ended March 31, 1999 and 2000, earnings were insufficient to cover fixed charges by $12.7 million and $30.5 million, respectively.
(g) The 1995, 1996 and 1997 amounts represent (1) the senior convertible preferred stock we privately placed in August 1997 and October 1997, all of which has been converted into shares of common stock, and (2) Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock we privately placed in April 1995, July 1996 and February 1997, respectively, all of which has been converted into shares of common stock in connection with the completion of our initial public offering in August 1998. The 1998, 1999 and 2000 amounts represent (1) our exchangeable preferred stock we privately placed in December 1998 and (2) our convertible preferred stock we privately placed in November 1999.

                                  RISK FACTORS

   You should carefully consider the risks described below, as well as the other information included in this prospectus supplement, when evaluating an investment in our common stock.

Failure to Properly Manage Our Growth--If we are unable to successfully integrate acquired operations or manage our existing operations as we grow, our business will be adversely affected and we may not be able to continue our current business strategy.

   We cannot guarantee that we will be able to successfully integrate acquired businesses and assets into our business or implement our plans without delay. If we fail to do so it could have a material adverse effect on our financial condition and results of operations. We have grown significantly over the past two years through acquisitions, and such growth continues to be an important part of our business plan. The addition of over 8,500 towers to our operations through our recent and agreed-to transactions has and will continue to increase our current business considerably and adds operating complexities. Successful integration of these transactions will depend primarily on our ability to manage these combined operations and to integrate new management and employees with and into our existing operations. For the three months ended March 31, 2000, our net loss increased from $15.9 million to $33.6 million, an increase of 111%, as a result of our expanded business operations and the financing thereof, including a 130% increase in depreciation and amortization and a 270% increase in interest expense in the first quarter of 2000 as compared to the first quarter 1999. We expect that such net losses, at least in the near term, will continue to exceed those of comparable prior year periods, as a result of our growth and the financing thereof.

   Implementation of our acquisition strategy may impose significant strains on our management, operating systems and financial resources. We regularly evaluate potential acquisition and joint venture opportunities and are currently evaluating potential transactions that could involve substantial expenditures, possibly in the near term. If we fail to manage our growth or encounter unexpected difficulties during expansion it could have a material adverse effect on our financial condition and results of operations. The pursuit and integration of acquisitions and joint venture opportunities will require substantial attention from our senior management, which will limit the amount of time they are able to devote to our existing operations.

Substantial Level of Indebtedness--Our substantial level of indebtedness could adversely affect our ability to react to changes in our business. We may also be limited in our ability to use debt to fund future capital needs.

   We have a substantial amount of indebtedness. The following chart sets forth certain important credit information and is presented as of March 31, 2000, on an actual basis as well as on a pro forma basis giving effect to our recent borrowings under the term loans, this offering and the application of the net proceeds of the offering, and on a pro forma basis giving effect also to the roll-up and consolidation of CCUK into CCIC.

                                                                   Pro Forma
                                                                      for
                                                       Pro Forma    Offering
                                                          for      and Roll-
                                             Actual     Offering       up
                                           ----------  ----------  ----------
                                                (Dollars In Thousands)
   Total indebtedness..................... $1,892,566  $2,302,691  $2,302,691
   Redeemable preferred stock.............    430,291     430,291     430,291
   Stockholders' equity...................  1,596,412   1,596,412   2,192,762
   Debt and redeemable preferred stock to
    equity ratio..........................       1.46x       1.71x       1.25x

   In addition, our earnings for the quarter ended March 31, 2000 were insufficient to cover fixed charges by $30.5 million.

   As a result of our substantial indebtedness:

  . we could be more vulnerable to general adverse economic and industry conditions;

  . we may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

  . we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other projects;

  . we may have limited flexibility in planning for, or reacting to, changes in our business and in the industry; and

  . we will have a competitive disadvantage relative to other companies with less debt in our industry.

   We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt, including the notes, or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness, including the notes, on or before maturity. We cannot guarantee, however, that we will be able to refinance our indebtedness on commercially reasonable terms or at all.

As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements or Pay Dividends--If our subsidiaries are unable to dividend cash to us when we need it, we may be unable to pay dividends or satisfy our obligations, including interest and principal payments, under our debt instruments.

   Crown Castle International Corp., or CCIC, is a holding company with no business operations of its own. CCIC's only significant asset is the outstanding capital stock of its subsidiaries. CCIC conducts all its business operations through its subsidiaries. Accordingly, CCIC's only source of cash to pay dividends or make other distributions on its capital stock or to pay interest and principal on its outstanding indebtedness is distributions relating to its ownership interest in its subsidiaries from the net earnings and cash flow generated by such subsidiaries. We currently expect that the earnings and cash flow of CCIC's subsidiaries will be retained and used by such subsidiaries in their operations, including to service their respective debt obligations. Even if we did determine to make a distribution in respect of the capital stock of CCIC's subsidiaries, there can be no assurance that CCIC's subsidiaries will generate sufficient cash flow to pay or distribute such a dividend or funds, or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of such subsidiaries, would permit such dividends, distributions or payments. Furthermore, the terms of our credit facilities place restrictions on our principal subsidiaries' ability to pay dividends or to make distributions, and in any event, such dividends or distributions may only be paid if no default has occurred under the applicable instrument. Moreover, CCIC's subsidiaries are permitted under the terms of their existing debt instruments to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to CCIC. See "--Substantial Level of Indebtedness" and "--Ability to Service Debt".

Ability to Service Debt--To service our indebtedness, including the notes, we will require a significant amount of cash from our subsidiaries. An inability to access our subsidiaries' cash flow may lead to an acceleration of our indebtedness, including the notes. Currently, the instruments governing our subsidiaries' indebtedness do not allow sufficient funds to be distributed to CCIC to service its indebtedness.

   If CCIC is unable to refinance its subsidiary debt or renegotiate the terms of such debt, CCIC may not be able to meet its debt service requirements, including interest payments on our notes, in the future. Our 9% senior notes and our 9 1/2% senior notes require, and these notes will require, annual cash interest payments of approximately $16.2 million, $11.9 million and $ million, respectively. Prior to November 15, 2002, May 15, 2004 and August 1, 2004, the interest expense on our 10 5/8% discount notes, our 10 3/8% discount notes and our 11 1/4% discount notes, respectively, will be comprised solely of the amortization of original issue discount. Thereafter, the 10 5/8% discount notes, the 10 3/8% discount notes and the 11 1/4% discount notes will require annual cash interest payments of approximately $26.7 million, $51.9 million and $29.3 million, respectively. Prior to December 15, 2003, we do not expect to pay cash dividends on our exchangeable preferred stock or, if issued, cash interest on the exchange debentures. Thereafter, assuming all dividends or interest have been paid-in-kind, our exchangeable preferred stock or, if issued, the exchange debentures will require annual cash dividend or interest payments of approximately $47.8 million.

Restrictive Debt Covenants--The terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

   Currently we have debt instruments in place that restrict our ability to incur more indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. Our subsidiaries, under their debt instruments, are also required to maintain specific financial ratios. Our ability to comply with the restrictions of these instruments and to satisfy our debt obligations will depend on our future operating performance. If we fail to comply with the debt restrictions, we will be in default under those instruments, which in some cases would cause the maturity of substantially all of our long-term indebtedness to be accelerated. See "Description of Certain Indebtedness."

We Require Significant Capital to Fund Our Operations and Make Acquisitions--If we are unable to raise capital in the future, we will be unable to achieve our currently contemplated business strategy and may not be able to fund our operations.

   We will require substantial capital (1) as we increase the number of towers we own and manage by partnering with wireless carriers, by pursuing opportunities to build new towers, or build-to-suit opportunities, for wireless carriers and by pursuing other tower acquisition opportunities and (2) to acquire existing transmission networks globally as opportunities arise. If we are unable to raise capital when our needs arise, we will be unable to pursue our current business strategy and may not be able to fund our operations.

   To fund the execution of our business strategy, including the agreed to transactions described in this document and the construction of new towers that we have agreed to build, we expect to use the remaining net proceeds of our prior offerings and borrowings available under our credit facilities. We will have additional cash needs to fund our operations and acquisitions in the future, including some of the agreed to transactions. We may also have additional cash needs in the near term if additional tower acquisitions or build-to-suit opportunities arise. Some of the opportunities that we are currently pursuing could require significant additional capital. If we do not otherwise have cash available, or borrowings under our credit facilities have otherwise been utilized, when our cash need arises, we would be forced to seek additional debt or equity financing or to forego the opportunity. In the event we determine to seek additional debt or equity financing, there can be no assurance that any such financing will be available, on commercially acceptable terms or at all, or permitted by the terms of our existing indebtedness.

We May Not Be Able To Construct Or Acquire New Towers At The Pace And In The Locations That We Desire--If we are unable to do so, we may not be able to satisfy our current agreements to build new towers and we may have difficulty finding tenants to lease space on our new towers.

   Our growth strategy depends in part on our ability to construct and operate towers in conjunction with expansion by wireless carriers. If we are unable to build new towers when wireless carriers require them, or we are unable to build new towers where we believe the best opportunity to add tenants exists, we could fail to meet our contractual obligations under build-to-suit agreements, and we could lose opportunities to lease space on our towers.

   Currently, we have over 130 towers under construction. During the fiscal quarter ended March 31, 2000, we completed construction of 308 towers. We currently have plans to commence construction on approximately 730 additional towers during the remainder of fiscal 2000. Our ability to construct these new towers could be affected by a number of factors beyond our control, including:

  . zoning and local permitting requirements and national regulatory approvals;

  . availability of construction equipment and skilled construction personnel; and

  .  bad weather conditions.

   In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. You should consider that:

  . the barriers to new construction may prevent us from building towers where we want;

  . we may not be able to complete the number of towers planned for construction in accordance with the requirements of our customers; and

  . we cannot guarantee that there will be a significant need for the construction of new towers once the wireless carriers complete their tower networks.

   All of the above factors could affect both our domestic and international operations. In addition, competition laws could prevent us from acquiring or constructing towers or tower networks in certain geographical areas.

Our Business Depends on the Demand for Wireless Communications--We will be adversely affected by any slowdown in the growth of, or reduction in demand for, wireless communications.

   Demand for our site rentals depends on demand for communication sites from wireless carriers, which, in turn, depends on the demand for wireless services. The demand for our sites depends on many factors which we cannot control, including:

  .  the level of demand for wireless services generally;

  .  the financial condition and access to capital of wireless carriers;

  . the strategy of carriers relating to owning or leasing communication sites;

  .  changes in telecommunications regulations; and

  .  general economic conditions.

   A slowdown in the growth of, or reduction in, demand in a particular wireless segment could adversely affect the demand for communication sites. Moreover, wireless carriers often operate with substantial indebtedness, and financial problems for our customers could result in accounts receivable going uncollected, the loss of a customer (and associated lease revenue), or a reduced ability of these customers to finance expansion activities. Finally, advances in technology, such as the development of new satellite and antenna systems, could reduce the need for land-based, or terrestrial, transmission networks. The occurrence of any of these factors could have a material adverse effect on our financial condition and results of operations.

Variability In Demand For Network Services May Reduce The Predictability Of Our Results--Our network services business has historically experienced significant volatility in demand. As a result, the operating results of our network services business for any particular period may vary significantly and should not be considered as necessarily being indicative of longer-term results.

   Demand for our network services fluctuates from period to period and within periods. These fluctuations are caused by a number of factors, including:

  .  the timing of customers' capital expenditures;

  .  annual budgetary considerations of customers;

  .  the rate and volume of wireless carriers' tower build-outs;

  .  timing of existing customer contracts; and

  .  general economic conditions.

   While demand for our network services fluctuates, we must incur certain costs, such as maintaining a staff of network services employees in anticipation of future contracts, even when there may be no current business. Furthermore, as wireless carriers complete their build-outs, the need for the construction of new towers and the demand for our network services could decrease significantly and could result in fluctuations and, possibly, significant declines in our operating performance.

We Operate Our Business In An Increasingly Competitive Industry And Many Of Our Competitors Have Significantly More Resources--As a result of this competition, we may find it more difficult to achieve favorable lease rates on our towers and we may be forced to pay more for future tower acquisitions.

   We face competition for site rental customers from various sources, including:

  .  other large independent tower owners;

  . wireless carriers that own and operate their own towers and lease antenna space to other carriers;

  . site development companies that acquire antenna space on existing towers for wireless carriers and manage new tower construction; and

  .  traditional local independent tower operators.

   Wireless carriers that own and operate their own tower portfolios generally are substantially larger and have greater financial resources than we have. Competition for tenants on towers could adversely affect lease rates and service income.

   In addition, competition for the acquisition of towers is keen, and we expect it to continue to grow. We not only compete against other independent tower owners and operators, but also against wireless carriers, broadcasters and site developers. As competition consolidates, we may be faced with fewer acquisition opportunities, as well as higher acquisition prices. While we regularly explore acquisition opportunities, we cannot guarantee that we will be able to identify suitable towers to acquire in the future.

A Substantial Portion Of Our Revenues Is Dependent Upon Agreements With the BBC, NTL, Verizon, BellSouth Mobility, BellSouth DCS, GTE Wireless And Powertel

   If we were to lose our contracts with the BBC or our site sharing agreement with NTL, we would likely lose a substantial portion of our revenues. The BBC accounted for approximately 28% and 20% of our revenues for the twelve-month period ended December 31, 1999 and the fiscal quarter ended March 31, 2000, respectively.

   Our broadcast business is substantially dependent on our contracts with the BBC. We cannot guarantee that the BBC will renew our contracts or that they will not attempt to negotiate terms that are not as favorable to us as those in place now. If we were to lose these BBC contracts, our business, results of operations and financial condition would be materially adversely affected. The initial term of our analog transmission contract with the BBC will expire on March 31, 2007, and our digital transmission contract with the BBC expires on October 31, 2010. In addition, our digital transmission contract with the BBC may be terminated by the BBC after five years if the BBC's board of governors does not believe that digital television in the United Kingdom has enough viewers.

   A substantial portion of our U.K. broadcast transmission operations is conducted using sites owned by National Transmission Limited, or NTL, our major competitor in the United Kingdom. NTL also utilizes our sites for their broadcast operations. This site sharing arrangement with NTL may be terminated with five years' notice by either us or NTL, and may be terminated sooner upon a continuing breach of the agreement. The agreement is set to expire on December 31, 2005. We cannot guarantee that this agreement will not be terminated, which could have a material adverse effect on our business, results of operations and financial condition.

   In addition, a substantial portion of our revenues are received from a few major wireless carriers, particularly carriers that have transferred their tower assets to us. We cannot guaranty that the lease or management agreements with such carriers will not be terminated or that these carriers will renew such agreements.

Extensive Regulations Which Could Change At Any Time And With Which We Could Fail To Comply Regulate Our Business--If we fail to comply with applicable regulations, we could be fined or even lose our right to conduct some of our business.

   A variety of foreign, federal, state and local regulations apply to our business. Failure to comply with applicable requirements may lead to civil penalties or require us to assume costly indemnification obligations or breach contractual provisions. We cannot guarantee that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase delays or result in additional costs. These factors could have a material adverse effect on our financial condition and results of operations.

   Since we signed our analog transmission contact with the BBC, the BBC has increased its service requirements to include 24-hour broadcasting on our transmission network for the BBC's two national television services and a requirement for us to add a number of additional analogue stations and service enhancements to existing analogue stations. The BBC has agreed to increases of approximately (Pounds)1,320,000 (approximately $2,101,704) per year in the charges payable by the BBC to us for these service enhancements. These additional charges may require a revision amendment to that part of CCUK's transmission telecommunications license dealing with price regulation of analogue broadcasting services to the BBC. We are in discussions with the BBC and OFTEL, the relevant regulatory authority in the United Kingdom, as to the most appropriate way to clarify the license regulatory provisions to take into account these agreed additional payments. There can be no assurance that such clarification will be achieved as a result of these discussions with OFTEL.

If we fail to complete any or all of the agreed-to transactions described in this prospectus supplement, we will not recognize all of the benefits of such transactions.

   If one or more of the agreed-to transactions we describe in this prospectus supplement is not fully completed or is completed on significantly different terms than those currently contemplated, it could substantially affect the implementation of our business strategy. If we fail to close these transactions, our ability to offer tower clusters in many major U.S. markets will be impaired. As a result, our future site rental revenue would be adversely affected. The agreements relating to these agreed to transactions contain many conditions that must be satisfied before we can close such agreed to transactions. In addition, each of the agreements relating to these agreed to transactions includes provisions that could result in our purchasing fewer towers at closing.

Emissions from our Antennas May Create Health Risks--We could suffer from future claims if the radio frequency emissions from equipment on our towers is demonstrated to cause negative health effects.

   The government imposes requirements and other guidelines on our towers relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. We cannot guarantee that claims relating to radio frequency emissions will not arise in the future.

Our International Operations Expose Us to Changes in Foreign Currency Exchange Rates--If we fail to properly match or hedge the currencies in which we conduct business, we could suffer losses as a result of changes in currency exchange rates.

   We conduct business in countries outside the United States, which exposes us to fluctuations in foreign currency exchange rates. We also intend to expand our international operations in the future. For the quarter ended March 31, 2000, approximately 44.4% of our consolidated revenues originated outside the United States, all of which were denominated in currencies other than U.S. dollars, principally pounds sterling. We have not historically engaged in significant hedging activities relating to our non-U.S. dollar operations, and we could suffer future losses as a result of changes in currency exchange rates.

We Are Heavily Dependent on Our Senior Management--If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis and our business could be adversely affected.

   Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key individuals as employees, including our chief executive officer and our president. We cannot guarantee that we will be successful in retaining the services of these, or other key personnel. None of our executives have signed noncompetition agreements. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

The Notes Are Subject to the Risk of Fraudulent Conveyance Liability--Federal and state statutes allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from us.

   Various laws enacted for the protection of creditors may apply to our incurrence of indebtedness, including the issuance of the notes in this offering. If these laws are held by a court to apply to the notes, you could be required to return payments you receive on the notes, and the notes could be voided. If a court were to find in a lawsuit by an unpaid creditor or representative of creditors that we did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation and, at the time of such incurrence, we

  . were insolvent;

  . were rendered insolvent by reason of such incurrence;

  . were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

  . intended to incur or believe we would incur obligations beyond our ability to pay such obligations as they mature,

such court could, subject to statutes of limitations, determine to invalidate such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to existing or future creditors.

There is Currently No Market for the Notes--If an active trading market for the notes does not develop, the liquidity and value of the notes could be harmed.

   The notes are new issues of securities for which there is currently no trading market. The underwriters have advised us that they intend to make a market in the notes, although the underwriters are not obligated to do so and may discontinue such market making at any time. We do not intend to apply for listing of the notes on any domestic securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the debt offering or, if developed, that such market will be sustained or as to the liquidity of any market.

This Prospectus Supplement Includes Forward-Looking Statements--If our expectations reflected in these forward-looking statements prove to be incorrect, our actual results could differ materially from these expectations.

   This prospectus supplement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this document, including, without limitation, the statements under

"Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Industry Background" and "Business" and located elsewhere in this prospectus supplement regarding industry prospects, our prospects and our financial position are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this document. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur.

                                USE OF PROCEEDS

   The net proceeds from this offering are estimated to be $239.9 million, after deducting underwriting discount and estimated fees and expenses. We expect to use the total net proceeds to repay a portion of the term loans borrowed in connection with our acquisition of towers from GTE Wireless. The term loans mature on March 31, 2011 and bear interest at an increasing rate over LIBOR, not to exceed 16%.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratio of earnings to fixed charges, the deficiency of our consolidated earnings to cover fixed charges, our consolidated ratio of earnings to combined fixed charges and preferred stock dividends and the deficiency of our consolidated earnings to cover combined fixed charges and preferred stock dividends for the periods indicated.

                                                                         Three
                                                                        Months
                                         Years Ended December 31,        Ended
                                    ---------------------------------- March 31,
                                    1995 1996  1997    1998     1999     2000
                                    ---- ---- ------- ------- -------- ---------
                                        (in thousands of dollars)
Ratio of Earnings to Fixed
 Charges..........................   --    --      --      --       --       --
Deficiency of Earnings to Cover
 Fixed Charges....................  $21  $947 $10,755 $37,802 $ 91,316  $30,508
Ratio of Earnings to Combined
 Fixed Charges and Preferred Stock
 Dividends........................   --    --      --      --       --       --
Deficiency of Earnings to Cover
 Combined Fixed Charges and
 Preferred Stock Dividends........  $21  $947 $12,954 $43,213 $120,197  $42,001

   For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes, minority interests, extraordinary item, cumulative effect of change in accounting principle, fixed charges and equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs.

                                 CAPITALIZATION

   The following table sets forth as of March 31, 2000:

    . our historical capitalization;

    . our pro forma capitalization after giving effect to the recent borrowings under the term loans in connection with the GTE transaction and this offering; and

    . our pro forma capitalization after giving effect to the recent borrowings under the term loans, this offering, and the conversion of France Telecom's ownership interest in CCUK into shares of our common stock and the resulting roll-up of CCUK into CCIC.

The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements" included elsewhere in this prospectus supplement, and the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in CCIC's Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" for detail regarding the pro forma adjustments.

                                                      March 31, 2000
                                            -----------------------------------
                                                                     Pro Forma
                                                                      for 2000
                                                                        Term
                                                         Pro Forma     Loans,
                                                          for 2000    Offering
                                                         Term Loans  and Roll-
                                              Actual    and Offering     up
                                            ----------  ------------ ----------
                                              (Dollars in thousands, except
                                                      share amounts)
Cash and cash equivalents(a)(b)...........  $  509,505   $  905,380  $  905,380
                                            ==========   ==========  ==========
Notes payable and current maturities of
 long-term debt...........................  $       --   $       --  $       --
                                            ==========   ==========  ==========
Long-term debt (less current maturities):
 2000 Credit Facility(c)..................  $  400,000   $  400,000  $  400,000
 CCUK Credit Facility(c)..................     131,778      131,778     131,778
 Crown Atlantic Credit Facility(c)........     180,000      180,000     180,000
 9% Guaranteed Bonds due 2007.............     193,096      193,096     193,096
 10 5/8% Senior Discount Notes due 2007...     191,321      191,321     191,321
 10 3/8% Senior Discount Notes due 2011...     329,511      329,511     329,511
 9% Senior Notes due 2011.................     180,000      180,000     180,000
 11 1/4% Senior Discount Notes due 2011...     161,860      161,860     161,860
 9 1/2% Senior Notes due 2011.............     125,000      125,000     125,000
 Term Loans due 2011......................          --      160,125     160,125
 Notes offered hereby.....................          --      250,000     250,000
                                            ----------   ----------  ----------
  Total long-term debt(a).................   1,892,566    2,302,691   2,302,691
                                            ----------   ----------  ----------
Minority interests........................      74,529       74,529      31,777
Redeemable preferred stock:
 Exchangeable Preferred Stock ($.01 par
  value; 400,000 shares authorized;
  233,973 shares issued)..................     235,216      235,216     235,216
 Convertible Preferred Stock ($.01 par
  value; 200,000 shares authorized;
  200,000 shares issued)..................     195,075      195,075     195,075
                                            ----------   ----------  ----------
   Total redeemable preferred stock(a)....     430,291      430,291     430,291
                                            ----------   ----------  ----------
Stockholders' equity:
 Common stock ($.01 par value; 690,000,000
  shares authorized):
  Common stock (148,813,270 shares issued,
   actual; 148,813,270 shares issued, pro
   forma for offering; and 177,596,770
   shares issued, pro forma for offering
   and CCUK consolidation)................       1,488        1,488       1,776
  Class A common stock (11,340,000 shares
   issued, actual; 11,340,000 shares
   issued, pro forma for offering; and -0-
   shares issued, pro forma for offering
   and CCUK consolidation)................         113          113          --
 Additional paid-in capital...............   1,831,119    1,831,119   2,427,294
 Cumulative foreign currency translation
  adjustment..............................      (5,393)      (5,393)     (5,393)
 Accumulated deficit......................    (230,915)    (230,915)   (230,915)
                                            ----------   ----------  ----------
  Total stockholders' equity(a)...........   1,596,412    1,596,412   2,192,762
                                            ----------   ----------  ----------
   Total capitalization(a)................  $3,993,798   $4,403,923  $4,957,521
                                            ==========   ==========  ==========

--------
(a) On a pro forma basis for the transactions described above, the restricted group, which is made up of CCIC and its subsidiaries that are restricted by the covenants in our high yield debt instruments, would have cash and cash equivalents, total long-term debt, redeemable preferred stock, total stockholders' equity and total capitalization of $870.9 million, $1,797.8 million, $430.3 million, $2,192.8 million and $4,439.3 million, respectively. See "Unaudited Pro Forma Condensed Consolidated Financial Statements--Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet".
(b) In April 2000, we paid $538.8 million in cash (of which $395.9 million resulted from borrowings under the term loans) in connection with closings for the GTE Wireless, Optus, BellSouth and BellSouth DCS transactions. The effect of these payments has not been reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet included elsewhere in this prospectus supplement.
(c) As of June 1, 2000, CCUSA had unused borrowing availability under its senior credit facility of approximately $180.0 million, CCUK had approximately (Pounds)65.0 million ($101.1 million) of unused borrowing availability under its credit facility and Crown Atlantic had approximately $70.0 million of unused borrowing availability under its credit facility. See "Description of Certain Indebtedness".

   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of CCIC and the historical financial statements of the entities acquired by CCIC during the periods presented, adjusted to give effect to the following transactions:

  (1) our 1999 debt and equity offerings and the issuance of the convertible preferred stock and warrants in the GE Capital transaction;

  (2) the Bell Atlantic joint venture;

  (3) the BellSouth transaction;

  (4) the Powertel acquisition;

  (5) the recent borrowings under the term loans in connection with the GTE transaction;

  (6) this offering; and

  (7) the conversion of France Telecom's ownership interest in CCUK into shares of our common stock and resulting roll-up of CCUK into CCIC.

   The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1999 and the three months ended March 31, 2000 give effect to these transactions as if they had occurred as of January 1, 1999. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the transactions described in clauses (5) through (7) above as if they had been completed as of March 31, 2000. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

   Included in the notes accompanying the pro forma financial statements are tables summarizing the unaudited pro forma results of operations and balance sheet for CCIC and its subsidiaries that are restricted by covenants in our high yield debt instruments. These subsidiaries exclude our U.K. subsidiaries and the Bell Atlantic joint venture, both of which are designated as unrestricted subsidiaries under our high yield debt instruments.

   The pro forma financial statements do not purport to represent what CCIC's results of operations or financial condition would actually have been had these transactions in fact occurred on such dates or to project CCIC's results of operations or financial condition for any future date or period. The pro forma financial statements should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in CCIC's most recent annual report on Form 10-K and quarterly report on Form 10-Q.

   The Bell Atlantic joint venture and the Powertel acquisition are accounted for under the purchase method of accounting. The total purchase price for the Bell Atlantic joint venture and the Powertel acquisition has been allocated to the identifiable tangible and intangible assets and liabilities of the applicable acquired business based upon CCIC's estimate of their fair values with the remainder allocated to goodwill and other intangible assets.

   In April 2000, CCIC (1) paid $538.8 million in cash (of which $395.9 million resulted from borrowings under the term loans) in connection with closings for the GTE Wireless, Optus, BellSouth and BellSouth DCS transactions and (2) used $50.0 million in funds from an escrow account in connection with a closing for the GTE Wireless transaction. The effect of these payments has not been reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         Year Ended December 31, 1999
               (Dollars in thousands, except per share amounts)

                                                                Adjustments                               Pro Forma for
                                                                  for 1999                                    1999
                                 Adjustments                    Acquisitions                              Transactions,
                                     for                          and Bell     Adjustments    Adjustments   2000 Term
                     Historical     1999        Historical 1999    South        for 2000          for       Loans and
                        CCIC      Offerings     Acquisitions(c) Transaction    Term Loans      Offering     Offering
                     ----------  -----------    --------------- ------------   -----------    ----------- -------------
Net revenues:
 Site rental and
 broadcast
 transmission......  $ 267,894    $     --          $ 5,569       $ 35,671 (d)  $     --         $ --       $ 309,134
 Network services
 and other.........     77,865          --               --             --            --           --          77,865
                     ---------    --------          -------       --------      --------         ----       ---------
   Total net
   revenues........    345,759          --            5,569         35,671            --           --         386,999
                     ---------    --------          -------       --------      --------         ----       ---------
Operating expenses:
 Costs of
 operations:
   Site rental and
   broadcast
   transmission....    114,436          --            7,948          7,207 (e)        --           --         129,591
   Network services
   and other.......     42,312          --               --             --            --           --          42,312
 General and
 administrative....     43,823          --               --         10,878 (f)        --           --          54,701
 Corporate
 development.......      5,403          --               --             --            --           --           5,403
 Restructuring
 charges...........      5,645          --               --             --            --           --           5,645
 Non-cash
 compensation
 charges...........      2,173          --               --             --            --           --           2,173
 Depreciation and
 amortization......    130,106          --            5,532         27,887 (g)        --           --         163,525
                     ---------    --------          -------       --------      --------         ----       ---------
                       343,898          --           13,480         45,972            --           --         403,350
                     ---------    --------          -------       --------      --------         ----       ---------
Operating income
(loss).............      1,861          --           (7,911)       (10,301)           --           --         (16,351)
Other income
(expense):
 Interest and
 other income
 (expense).........     17,731          --               --             --            --           --          17,731
 Interest expense
 and amortization
 of deferred
 financing costs...   (110,908)    (36,947)(a)           --         (4,428)(h)   (47,250)(j)      940(k)     (198,593)
                     ---------    --------          -------       --------      --------         ----       ---------
Income (loss)
before income
taxes, minority
interests and
cumulative effect
of change in
accounting
principle..........    (91,316)    (36,947)          (7,911)       (14,729)      (47,250)         940        (197,213)
Provision for
income taxes.......       (275)         --               --             --            --           --            (275)
Minority
interests..........     (2,756)         --               --          1,224 (i)        --           --          (1,532)
                     ---------    --------          -------       --------      --------         ----       ---------
Income (loss)
before cumulative
effect of change in
accounting
principle..........    (94,347)    (36,947)          (7,911)       (13,505)      (47,250)         940        (199,020)
Cumulative effect
of change in
accounting
principle for costs
of start-up
activities.........     (2,414)         --               --             --            --           --          (2,414)
                     ---------    --------          -------       --------      --------         ----       ---------
Net income (loss)..    (96,761)    (36,947)          (7,911)       (13,505)      (47,250)         940        (201,434)
Dividends on
preferred stock....    (28,881)    (14,916)(b)           --             --            --           --         (43,797)
                     ---------    --------          -------       --------      --------         ----       ---------
Net income (loss)
after deduction of
dividends on
preferred stock....  $(125,642)   $(51,863)         $(7,911)      $(13,505)     $(47,250)        $940       $(245,231)
                     =========    ========          =======       ========      ========         ====       =========
Per common share--
basic and diluted:
Loss before
cumulative effect
of change in
accounting
principle..........  $   (0.94)                                                                             $   (1.54)
Cumulative effect
of change in
accounting
principle..........      (0.02)                                                                                 (0.01)
                     ---------                                                                              ---------
Net loss...........  $   (0.96)                                                                             $   (1.55)
                     =========                                                                              =========
Common shares
outstanding--basic
and diluted (in
thousands).........    131,466                                                                                158,016
                     =========                                                                              =========
                                      Pro Forma
                                     for 1999 and
                      Adjustments        2000
                       for CCUK      Transactions
                     Consolidation   and Offering
                     --------------- ------------
Net revenues:
 Site rental and
 broadcast
 transmission......    $     --       $ 309,134
 Network services
 and other.........          --          77,865
                     --------------- ------------
   Total net
   revenues........          --         386,999
                     --------------- ------------
Operating expenses:
 Costs of
 operations:
   Site rental and
   broadcast
   transmission....          --         129,591
   Network services
   and other.......          --          42,312
 General and
 administrative....          --          54,701
 Corporate
 development.......          --           5,403
 Restructuring
 charges...........          --           5,645
 Non-cash
 compensation
 charges...........          --           2,173
 Depreciation and
 amortization......      27,858 (l)     191,383
                     --------------- ------------
                         27,858         431,208
                     --------------- ------------
Operating income
(loss).............     (27,858)        (44,209)
Other income
(expense):
 Interest and
 other income
 (expense).........          --          17,731
 Interest expense
 and amortization
 of deferred
 financing costs...          --        (198,593)
                     --------------- ------------
Income (loss)
before income
taxes, minority
interests and
cumulative effect
of change in
accounting
principle..........     (27,858)       (225,071)
Provision for
income taxes.......          --            (275)
Minority
interests..........       3,835 (m)       2,303
                     --------------- ------------
Income (loss)
before cumulative
effect of change in
accounting
principle..........     (24,023)       (223,043)
Cumulative effect
of change in
accounting
principle for costs
of start-up
activities.........          --          (2,414)
                     --------------- ------------
Net income (loss)..     (24,023)       (225,457)
Dividends on
preferred stock....          --         (43,797)
                     --------------- ------------
Net income (loss)
after deduction of
dividends on
preferred stock....    $(24,023)      $(269,254)
                     =============== ============
Per common share--
basic and diluted:
Loss before
cumulative effect
of change in
accounting
principle..........                   $   (1.52)
Cumulative effect
of change in
accounting
principle..........                       (0.01)
                                     ------------
Net loss...........                   $   (1.53)
                                     ============
Common shares
outstanding--basic
and diluted (in
thousands).........                     175,459
                                     ============

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       Three Months Ended March 31, 2000
               (Dollars in thousands, except per share amounts)

                                                                  Pro
                                                                 Forma
                                                                for 2000
                                                                  Term                    Pro Forma
                                     Adjustments    Adjustments  Loans     Adjustments     for 2000
                          Historical  for 2000          for       and       for CCUK     Transactions
                             CCIC    Term Loans      Offering   Offering  Consolidation  and Offering
                          ---------- -----------    ----------- --------  -------------  ------------
Net revenues:
 Site rental and
 broadcast
 transmission...........   $ 93,741   $    --          $--      $ 93,741     $   --        $ 93,741
 Network services and
 other..................     30,503        --           --        30,503         --          30,503
                           --------   --------         ----     --------     -------       --------
   Total net revenues...    124,244        --           --       124,244         --         124,244
                           --------   --------         ----     --------     -------       --------
Operating expenses:
 Costs of operations:
   Site rental and
   broadcast
   transmission.........     40,287        --           --        40,287         --          40,287
   Network services and
   other................     15,901        --           --        15,901         --          15,901
 General and
 administrative.........     14,853        --           --        14,853         --          14,853
 Corporate
 development............      2,071        --           --         2,071         --           2,071
 Non-cash compensation
 charges................        461        --           --           461         --             461
 Depreciation and
 amortization...........     45,122        --           --        45,122       6,965 (l)     52,087
                           --------   --------         ----     --------     -------       --------
                            118,695        --           --       118,695       6,965        125,660
                           --------   --------         ----     --------     -------       --------
Operating income
(loss)..................      5,549        --           --         5,549      (6,965)        (1,416)
Other income (expense):
 Interest and other
 income (expense).......      5,704        --           --         5,704         --           5,704
 Interest expense and
 amortization of
 deferred financing
 costs..................    (41,761)   (12,907)(j)      890(k)   (53,778)        --         (53,778)
                           --------   --------         ----     --------     -------       --------
Income (loss) before
income taxes, minority
interests and
extraordinary item......    (30,508)   (12,907)         890      (42,525)     (6,965)       (49,490)
Provision for income
taxes...................        (11)       --           --           (11)        --             (11)
Minority interests......     (1,541)       --           --        (1,541)      1,303 (m)       (238)
                           --------   --------         ----     --------     -------       --------
Income (loss) before
extraordinary item......    (32,060)   (12,907)         890      (44,077)     (5,662)       (49,739)
Extraordinary item--loss
on early extinguishment
of debt.................     (1,495)       --           --        (1,495)        --          (1,495)
                           --------   --------         ----     --------     -------       --------
Net income (loss).......    (33,555)   (12,907)         890      (45,572)     (5,662)       (51,234)
Dividends on preferred
stock...................    (11,493)       --           --       (11,493)        --         (11,493)
                           --------   --------         ----     --------     -------       --------
Net income (loss) after
deduction of dividends
on preferred stock......   $(45,048)  $(12,907)        $890     $(57,065)    $(5,662)      $(62,727)
                           ========   ========         ====     ========     =======       ========
Per common share--basic
and diluted:
 Loss before
 extraordinary item.....   $  (0.27)                            $  (0.35)                  $  (0.35)
 Extraordinary item.....      (0.01)                               (0.01)                     (0.01)
                           --------                             --------                   --------
 Net loss...............     $(0.28)                            $  (0.36)                  $  (0.36)
                           ========                             ========                   ========
Common shares
outstanding--basic and
diluted (in thousands)..    158,566                              158,566                    176,010
                           ========                             ========                   ========

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations

  Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations
                             (Dollars in thousands)

(a) Reflects:
  (1) increase in interest expense as a result of the issuance of the notes in the 1999 debt offerings of $36,132; and
  (2) amortization of deferred financing costs related to the notes issued in the 1999 debt offerings of $815.
(b) Reflects the increase in dividends attributable to the issuance of the convertible preferred stock.
(c) Reflects:
  (1) the historical results of operations of the tower operations contributed to the Bell Atlantic joint venture, comprising net revenues, costs of operations and depreciation and amortization of $3,705, $5,359 and $1,899, respectively; and
  (2) the historical results of operations of the tower operations acquired in the Powertel acquisition, comprising net revenues, costs of operations and depreciation and amortization of $1,864, $2,589 and $3,633, respectively.
(d) Reflects:
  (1) additional revenues to be recognized by the Bell Atlantic joint venture under the global lease and the formation agreement of $8,092;
  (2) additional revenues to be recognized by CCIC in connection with the BellSouth transaction for the sublease of tower space by BellSouth, including $16,842 in revenues to be received from BellSouth and $4,552 in revenues to be received from other tenants; and
  (3) additional revenues to be recognized by CCIC in connection with the Powertel acquisition under the master site agreements of $6,185.
(e) Reflects additional costs to be incurred for ground rents in connection with the BellSouth agreement.
(f) We expect that the Bell Atlantic joint venture will incur incremental operating expenses as a stand-alone entity. Such incremental expenses are estimated to amount to approximately $1,313 for the year ended December 31, 1999. In addition, we expect that we will incur incremental operating expenses as a result of the BellSouth transaction and the Powertel acquisition. Such incremental expenses are estimated to amount to approximately $9,565 for the year ended December 31, 1999. These incremental operating expenses are based on management's best estimates rather than any contractual obligations.
(g) Reflects the incremental depreciation of property and equipment as a result of:
  (1) the Bell Atlantic joint venture for $6,222;
  (2) the BellSouth transaction for $19,282; and
  (3) the Powertel acquisition for $2,383.
  Property and equipment is being depreciated over twenty years.
(h) Reflects additional interest expense attributable to borrowings under the credit facility entered into by the Bell Atlantic joint venture. Such borrowings were initially estimated to incur interest at a rate of 9.25% per annum.
(i) Reflects the minority partner's 38.5% interest in the Bell Atlantic joint venture's operations.
(j) Reflects:
  (1) increase in interest expense as a result of borrowings under the term loans of $46,875 for the year ended December 31, 1999 and $12,813 for the three months ended March 31, 2000; and
  (2) amortization of deferred financing costs related to the term loans of $375 for the year ended December 31, 1999 and $94 for the three months ended March 31, 2000.

  Borrowings under the term loans are currently incurring interest at a rate of 10.06% per annum, with such interest rate increasing on a periodic basis.
(k) Reflects:
  (1) increase in interest expense as a result of the issuance of the notes in this offering of $26,250 for the year ended December 31, 1999 and $6,563 for the three months ended March 31, 2000;
  (2) amortization of deferred financing costs related to the notes in the proposed offering of $920 for the year ended December 31, 1999 and $230 for the three months ended March 31, 2000; and
  (3) decrease in interest expense as a result of the repayment of borrowings under the term loans of $28,110 for the year ended December 31, 1999 and $7,683 for the three months ended March 31, 2000.
(l) Reflects the incremental amortization of goodwill as a result of the increased ownership in CCUK. Goodwill is being amortized over twenty years.
(m) Reflects the elimination of minority interests related to CCUK's operations as a result of CCUK becoming a wholly owned subsidiary of CCIC.

   The following tables summarize the unaudited pro forma results of operations for the restricted group under our high yield debt instruments. Such information is not intended as an alternative measure of the operating results as would be determined in accordance with generally accepted accounting principles.

                                         Year Ended  December 31, 1999
                                 ---------------------------------------------
                                                              Restricted Group
                                    Pro Forma                    Pro Forma
                                    for 1999                      for 1999
                                  Transactions,  Exclusion of  Transactions,
                                 2000 Term Loans Unrestricted 2000 Term Loans
                                  and Offering   Subsidiaries   and Offering
                                 --------------- ------------ ----------------
Net revenues:
 Site rental and broadcast
  transmission..................    $ 309,134     $(221,398)     $  87,736
 Network services and other.....       77,865       (31,981)        45,884
                                    ---------     ---------      ---------
   Total net revenues...........      386,999      (253,379)       133,620
                                    ---------     ---------      ---------
Operating expenses:
 Costs of operations:
   Site rental and broadcast
    transmission................      129,591       (99,095)        30,496
   Network services and other...       42,312       (20,275)        22,037
 General and administrative.....       54,701       (12,084)        42,617
 Corporate development..........        5,403          (819)         4,584
 Restructuring charges..........        5,645           --           5,645
 Non-cash compensation
  charges.......................        2,173          (769)         1,404
 Depreciation and
  amortization..................      163,525       (95,873)        67,652
                                    ---------     ---------      ---------
                                      403,350      (228,915)       174,435
                                    ---------     ---------      ---------
Operating income (loss).........      (16,351)      (24,464)       (40,815)
Other income (expense):
 Interest and other income
  (expense).....................       17,731        (7,797)         9,934
 Interest expense and
  amortization of deferred
  financing costs...............     (198,593)       44,995       (153,598)
                                    ---------     ---------      ---------
Income (loss) before income
 taxes, minority interests and
 cumulative effect of change in
 accounting principle...........     (197,213)       12,734       (184,479)
Provision for income taxes......         (275)          --            (275)
Minority interests..............       (1,532)        1,532             --
                                    ---------     ---------      ---------
Income (loss) before cumulative
 effect of change in accounting
 principle......................     (199,020)       14,266       (184,754)
Cumulative effect of change in
 accounting principle for costs
 of start-up activities.........       (2,414)          --          (2,414)
                                    ---------     ---------      ---------
Net income (loss)...............     (201,434)       14,266       (187,168)
Dividends on preferred stock....      (43,797)          --         (43,797)
                                    ---------     ---------      ---------
Net income (loss) after
 deduction of dividends on
 preferred stock................    $(245,231)    $  14,266      $(230,965)
                                    =========     =========      =========

                                        Three Months Ended  March 31, 2000
                                    ------------------------------------------
                                                              Restricted Group
                                     Pro Forma                   Pro Forma
                                      for 2000   Exclusion of     for 2000
                                     Term Loans  Unrestricted    Term Loans
                                    and Offering Subsidiaries   and Offering
                                    ------------ ------------ ----------------
Net revenues:
 Site rental and broadcast
  transmission.....................   $ 93,741     $(62,371)      $ 31,370
 Network services and other........     30,503      (12,414)        18,089
                                      --------     --------       --------
   Total net revenues..............    124,244      (74,785)        49,459
                                      --------     --------       --------
Operating expenses:
 Costs of operations:
   Site rental and broadcast
    transmission...................     40,287      (28,622)        11,665
   Network services and other......     15,901       (8,134)         7,767
 General and administrative........     14,853       (2,823)        12,030
 Corporate development.............      2,071         (285)         1,786
 Non-cash compensation charges.....        461          (54)           407
 Depreciation and amortization.....     45,122      (23,672)        21,450
                                      --------     --------       --------
                                       118,695      (63,590)        55,105
                                      --------     --------       --------
Operating income (loss)............      5,549      (11,195)        (5,646)
Other income (expense):
 Interest and other income
  (expense)........................      5,704         (656)         5,048
 Interest expense and amortization
  of deferred financing costs......    (53,778)      12,661        (41,117)
                                      --------     --------       --------
Income (loss) before income taxes,
 minority interests and
 extraordinary item................    (42,525)         810        (41,715)
Provision for income taxes.........        (11)         --             (11)
Minority interests.................     (1,541)       1,441           (100)
                                      --------     --------       --------
Income (loss) before extraordinary
 item..............................    (44,077)       2,251        (41,826)
Extraordinary item--loss on early
 extinguishment of debt............     (1,495)         --          (1,495)
                                      --------     --------       --------
Net income (loss)..................    (45,572)       2,251        (43,321)
Dividends on preferred stock.......    (11,493)         --         (11,493)
                                      --------     --------       --------
Net income (loss) after deduction
 of dividends on preferred stock...   $(57,065)    $  2,251       $(54,814)
                                      ========     ========       ========

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             As of March 31, 2000
                            (Dollars in thousands)

                                                                  Pro Forma                    Pro Forma
                                     Adjustments                   for 2000    Adjustments     for  2000
                          Historical  for 2000     Adjustments    Term Loans    for CCUK      Transactions
                             CCIC    Term Loans    for Offering  and Offering Consolidation   and Offering
                          ---------- -----------   ------------  ------------ -------------   ------------
Assets:
Current assets:
 Cash and cash
 equivalents............  $  509,505  $395,875(a)    $   --       $  905,380    $    --        $  905,380
 Receivables............      88,041       --            --           88,041         --            88,041
 Inventories............      24,948       --            --           24,948         --            24,948
 Prepaid expenses and
 other current assets...      12,897       --            --           12,897         --            12,897
                          ----------  --------       -------      ----------    --------       ----------
   Total current
   assets...............     635,391   395,875           --        1,031,266         --         1,031,266
Property and equipment,
net.....................   2,851,855       --            --        2,851,855         --         2,851,855
Escrow deposit for
acquisition.............      50,000       --            --           50,000         --            50,000
Goodwill and other
intangible assets, net..     595,166       --            --          595,166    553,598 (f)     1,148,764
Deferred financing costs
and other assets, net...      80,100     4,125(b)     10,125(d)       94,350         --            94,350
                          ----------  --------       -------      ----------    --------       ----------
                          $4,212,512  $400,000       $10,125      $4,622,637    $553,598       $5,176,235
                          ==========  ========       =======      ==========    ========       ==========
Liabilities and
Stockholders' Equity:
Current liabilities:
 Accounts payable.......  $   43,640  $    --        $   --       $   43,640    $    --        $   43,640
 Other current
 liabilities............      99,824       --            --           99,824         --            99,824
 Long-term debt,
 current maturities.....         --        --            --              --          --               --
                          ----------  --------       -------      ----------    --------       ----------
   Total current
   liabilities..........     143,464       --            --          143,464         --           143,464
Long-term debt..........   1,892,566   400,000(c)     10,125(e)    2,302,691         --         2,302,691
Other liabilities.......      75,250       --            --           75,250         --            75,250
                          ----------  --------       -------      ----------    --------       ----------
   Total liabilities....   2,111,280   400,000        10,125       2,521,405         --         2,521,405
                          ----------  --------       -------      ----------    --------       ----------
Minority interests......      74,529       --            --           74,529     (42,752)(g)       31,777
Redeemable preferred
stock...................     430,291       --            --          430,291         --           430,291
Stockholders' equity....   1,596,412       --            --        1,596,412     596,350 (h)    2,192,762
                          ----------  --------       -------      ----------    --------       ----------
                          $4,212,512  $400,000       $10,125      $4,622,637    $553,598       $5,176,235
                          ==========  ========       =======      ==========    ========       ==========


     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

       Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
                             (Dollars in thousands)

(a) Reflects the following adjustments to cash and cash equivalents:

   (1) Increase resulting from borrowings under the term loans...... $400,000
   (2) Decrease resulting from the payment of fees and expenses
       related to the term loans....................................   (4,125)
                                                                     --------
     Total adjustments to cash and cash equivalents................. $395,875
                                                                     ========
(b) Reflects deferred financing costs resulting from the payment of fees and expenses related to the term loans.

(c) Reflects the increase resulting from borrowings under the term loans.
(d) Reflects deferred financing costs resulting from the payment of underwriting discounts and commissions and other fees and expenses related to the proposed offering.
(e) Reflects the following adjustments to long-term debt:

   (1) Increase resulting from the receipt of proceeds from the proposed offering.......................................... $ 250,000
   (2) Decrease resulting from the repayment of borrowings under the term loans.............................................  (239,875)
                                                                   ---------
     Total adjustments to long-term debt.......................... $  10,125
                                                                   =========

(f) Reflects the increase resulting from the increased ownership of CCUK.
(g) Reflects the decreases resulting from CCUK becoming a wholly owned subsidiary of CCIC.
(h) Reflects the increase resulting from the issuance of common stock for the increased ownership in CCUK.

   The following table summarizes the adjustments for the 2000 term loans, with increases to liabilities balances shown as negative amounts:

                                             Adjustment Reference
                                             ----------------------
                                             (a)(1),(c)  (a)(2),(b)   Total
                                             ----------  ---------- ---------
   Cash and cash equivalents................ $ 400,000    $(4,125)  $ 395,875
   Deferred financing costs and other
    assets, net.............................        --      4,125       4,125
   Long-term debt...........................  (400,000)        --    (400,000)
                                             ---------    -------   ---------
                                             $      --    $    --   $      --
                                             =========    =======   =========

   The following table summarizes the adjustments for the proposed offering, with increases to liabilities balances shown as negative amounts:

                                                                     Adjustment
                                                                      Reference
                                                                     -----------
                                                                     (d),(e)(1),
                                                                       (e)(2)
                                                                     -----------
   Deferred financing costs and other assets, net...................  $  10,125
   Long-term debt:
     Notes offered hereby...........................................   (250,000)
     2000 term loans................................................    239,875
                                                                      ---------
       Total adjustments to long-term debt..........................    (10,125)
                                                                      ---------
                                                                      $      --
                                                                      =========

   The following table summarizes the adjustments for the CCUK consolidation, with increases to minority interests and stockholders' equity balances shown as negative amounts:

                                                                     Adjustment
                                                                      Reference
                                                                     -----------
                                                                     (f),(g),(h)
                                                                     -----------
   Goodwill and other intangible assets, net........................  $553,598
   Minority interests...............................................    42,752
   Stockholders' equity.............................................  (596,350)
                                                                      --------
                                                                      $     --
                                                                      ========

   The following table summarizes the unaudited pro forma balance sheet for the restricted group under our high yield debt instruments. Such information is not intended as an alternative measure of financial position as determined in accordance with generally accepted accounting principles.

                                              As of March 31, 2000
                          --------------------------------------------------------------
                                                   Restricted
                                                     Group                   Restricted
                          Pro Forma                Pro Forma                   Group
                           for 2000                 for 2000                 Pro Forma
                          Term Loans Exclusion of  Term Loans  Adjustments    for 2000
                             and     Unrestricted     and       for CCUK    Transactions
                           Offering  Subsidiaries   Offering  Consolidation and Offering
                          ---------- ------------  ---------- ------------- ------------
Assets:
Current assets:
  Cash and cash
   equivalents..........  $  905,380 $   (34,498)  $  870,882   $     --     $  870,882
  Receivables...........      88,041     (39,877)      48,164         --         48,164
  Inventories...........      24,948     (15,489)       9,459         --          9,459
  Prepaid expenses and
   other current
   assets...............      12,897      (9,272)       3,625         --          3,625
                          ---------- -----------   ----------   --------     ----------
    Total current
     assets.............   1,031,266     (99,136)     932,130         --        932,130
Property and equipment,
 net....................   2,851,855  (1,144,906)   1,706,949         --      1,706,949
Escrow deposit for
 acquisition............      50,000          --       50,000         --         50,000
Investments in
 Unrestricted
 Subsidiaries...........          --     999,931      999,931    596,350      1,596,281
Goodwill and other
 intangible assets,
 net....................     595,166    (460,598)     134,568         --        134,568
Deferred financing costs
 and other assets, net..      94,350     (11,574)      82,776         --         82,776
                          ---------- -----------   ----------   --------     ----------
                          $4,622,637 $  (716,283)  $3,906,354   $596,350     $4,502,704
                          ========== ===========   ==========   ========     ==========
Liabilities and
 Stockholders' Equity:
Current liabilities:
  Accounts payable......  $   43,640 $   (19,725)  $   23,915   $     --     $   23,915
  Other current
   liabilities..........      99,824     (66,054)      33,770         --         33,770
  Long-term debt,
   current maturities...          --          --           --         --             --
                          ---------- -----------   ----------   --------     ----------
    Total current
     liabilities........     143,464     (85,779)      57,685         --         57,685
Long-term debt..........   2,302,691    (504,874)   1,797,817         --      1,797,817
Other liabilities.......      75,250     (69,490)       5,760         --          5,760
                          ---------- -----------   ----------   --------     ----------
    Total liabilities...   2,521,405    (660,143)   1,861,262         --      1,861,262
                          ---------- -----------   ----------   --------     ----------
Minority interests......      74,529     (56,140)      18,389         --         18,389
Redeemable preferred
 stock..................     430,291          --      430,291         --        430,291
Stockholders' equity....   1,596,412          --    1,596,412    596,350      2,192,762
                          ---------- -----------   ----------   --------     ----------
                          $4,622,637 $  (716,283)  $3,906,354   $596,350     $4,502,704
                          ========== ===========   ==========   ========     ==========

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

2000 Credit Facility

   Under the loan agreement dated as of March 15, 2000, a wholly owned subsidiary of CCIC entered into a senior credit facility with a group of banks and other lenders led by The Chase Manhattan Bank, Credit Suisse First Boston Corporation, Key Corporate Capital Inc., The Bank of Nova Scotia and Chase Securities Inc., as agents and arrangers.

   The 2000 Credit Facility provides for revolving credit loans in an aggregate principal amount not to exceed $500.0 million. The 2000 Credit Facility includes a $25.0 million sublimit available for the issuance of letters of credit and a $15.0 million sublimit for swingline loans. It also provides for a Tranche A term loan in an aggregate principal amount not to exceed $300.0 million and a Tranche B term loan in an aggregate principal amount not to exceed $400.0 million. Additionally, the borrower and one or more lenders may agree to increase Tranche A term. Tranche B term or revolving loans up to an aggregate principal amount of $200.0 million, or make additional incremental term loans in an aggregate principal amount not to exceed $300.0 million, all prior to March 15, 2002. The borrower may use the proceeds of all loans and letters of credit for general corporate purposes. As of June 1, 2000, the borrower and its subsidiaries had unused borrowing availability under the 2000 Credit Facility of approximately $180 million.

   The Tranche A term loan under the 2000 Credit Facility matures in consecutive quarterly installments commencing June 30, 2003. The installments increase each year and range from 1.25% to 12.50% of the principal amount of the Tranche A term loan during the life of the 2000 Credit Facility. The Tranche B term loan matures in consecutive quarterly installments, commencing on June 30, 2003. The first 19 installments are in the amount of 0.25% of the principal amount of the Tranche B term loan, and the last installment is in the amount of 95.25% of the principal amount of the Tranche B term loan. The revolving loan commitment reduces in quarterly installments in the same percentages and periods as the maturity of the Tranche A term loan. All outstanding loans under the 2000 Credit Facility must be repaid on the date that is six months prior to the date of any scheduled maturity or redemption of indebtedness or preferred stock of CCIC, unless refinanced or otherwise extended, in which case repayment shall be prior to such later date. In addition, the 2000 Credit Facility provides for mandatory reduction and mandatory prepayment of the revolving loan commitment and mandatory prepayment of the Tranche A and Tranche B term loans with the:

     (1) net cash proceeds of indebtedness not otherwise permitted under the loan agreement incurred by the borrower and its subsidiaries,

     (2) net cash proceeds of certain asset sales and settlements of or payments in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the borrower and its subsidiaries, subject to certain exceptions for cash proceeds that are reinvested, and

     (3) a percentage of the excess cash flow of the borrower and its subsidiaries, commencing with the calendar year ending December 31, 2003.

   The borrower's obligations under the 2000 Credit Facility are guaranteed by each direct and indirect wholly owned domestic subsidiary of the borrower and are also secured by (1) with certain limited exception, a pledge by the borrower and its subsidiaries of all of the outstanding capital stock of each of the borrower's direct and indirect subsidiaries, and (2) with certain limited exceptions, a perfected first priority security interest in substantially all of the personal property of the borrower and its subsidiaries. In addition, the 2000 Credit Facility is guaranteed by CCIC and secured by a pledge by CCIC of all of the outstanding capital stock of each of its direct subsidiaries, including the borrower.

   The loans under the 2000 Credit Facility bear interest, at the borrower's option, at either (A) a "base rate" equal to The Chase Manhattan Bank's prime lending rate, the Base CD Rate in effect plus 1% or the Federal Funds Effective Rate in effect plus 0.5%, plus an applicable spread ranging from 0.75% to 2.00% (determined based a leverage ratio and the type of loan) or (B) a "LIBOR rate" plus an applicable spread ranging from 1.75% to 3.00% (determined based on a leverage ratio and the type of loan). Following the occurrence and during the continuance of an event of default under the Credit Facility, the principal amount of the loans bear interest at the rate otherwise applicable plus 2.00%.

   The 2000 Credit Facility contains a number of covenants that, among other things, restrict the ability of CCIC, the borrower and its subsidiaries to:

  .  create liens on assets.

  . merge, liquidate or dispose of all or substantially all of their property or businesses,

  .  sell and leaseback assets, and

  . enter into agreements restricting their ability to suffer to exist liens on their property.

   The 2000 Credit Facility contains a number of covenants that, among other things, restrict the ability of the borrower and its subsidiaries, but not CCIC, to:

  .  incur additional indebtedness,

  .  dispose of assets,

  .  pay dividends or make capital distributions,

  .  make investments,

  . engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities, and

  . suffer to exist clauses in other agreements restricting distributions by subsidiaries of the Borrower.

   In addition, the 2000 Credit Facility requires compliance with certain financial covenants, including requiring the borrower and its subsidiaries to maintain;

  .  a maximum ratio of indebtedness to operating cash flow,

  .  a minimum ratio of operating cash flow to projected debt service,

  .  a minimum ratio of operating cash flow to interest expense, and

  .  a minimum ratio of operating cash flow to fixed charges.

   The 2000 Credit Facility restricts the ability of CCIC to conduct or transact any business other than its ownership of the borrower and certain unrestricted subsidiaries or subsidiaries that are holding companies for unrestricted subsidiaries and certain management and administrative functions. The 2000 Credit Facility mandates that the borrower and its subsidiaries must hold any communication tower facilities in special purpose vehicles.

   CCIC does not expect that such covenants will materially impact the ability of CCIC, the borrower and their subsidiaries to operate their respective businesses.

   The 2000 Credit Facility contains customary events of default, including:

  . the failure to pay principal when due or any interest or other amount that becomes due within three days after the due date,

  . any representation or warranty being made by CCIC or the borrower that is incorrect in any material respect on or as of the date made,

  . a default in the performance of any negative covenants and certain other covenants or a default in the performance of any other agreements made under the Credit Facility or collateral documents for a period of thirty days,

  .  a default in certain other indebtedness,

  .  certain insolvency events,

  .  certain ERISA events,

  .  certain judgments,

  .  the security documents shall cease to be in full force and effect, and

  .  certain change of control events.

CCUK Credit Facility

   Under the loan amendment agreement dated June 18, 1999, among CCUK, as borrower, Crown Castle UK Holdings Limited and Millennium Communications, as guarantors, Credit Suisse First Boston, as lead arranger and agent, and J.P. Morgan Securities Ltd., as co-arranger, CCUK's (Pounds)64.0 million ($101.9 million) revolving loan facility was amended to a (Pounds)150.0 million ($238.8 million) revolving loan facility. The facility comprises a seven-year (Pounds)100.0 million ($159.2 million) revolving loan facility which converts into a term loan facility on the third anniversary of the amendment date and a seven year (Pounds)50.0 million ($79.6 million) revolving loan facility.

   The CCUK credit facility, formerly referred to as the Castle Transmission Credit Facility, provides for revolving credit loans in an aggregate principal amount not to exceed (Pounds)150.0 million ($238.8 million) to finance working capital, capital expenditures and other related costs in respect of digital terrestrial television for working capital needs and for general corporate purposes. As of May 1, 2000, CCUK and its subsidiaries had unused borrowing availability under the CCUK credit facility of approximately (Pounds)65.0 million ($103.5 million).

   On the third anniversary of the amendment date, the amount drawn under the (Pounds)100.0 million revolving loan facility is converted into a term loan facility and is amortized in equal semi-annual installments on June 30 and December 31 of each year with the final installment being on the seventh anniversary of the amendment date. The (Pounds)50.0 million revolving loan facility expires on the seventh anniversary of the amendment date. In addition, the CCUK credit facility provides for mandatory cancellation of all or part of the loan commitment and mandatory prepayment (1) with an amount equal to the net proceeds of certain asset sales and (2) upon the completion of an initial public offering or the listing on any stock exchange of the shares of CCUK Transmission or Crown Castle UK Holdings Limited.

   CCUK's, Millennium's and Crown Castle UK Holdings Limited's obligations under the CCUK credit facility are secured by fixed and floating charges over all of their respective assets. The loans under the CCUK credit facility will bear interest at a "LIBOR rate" plus an applicable spread ranging from 0.625% to 1.5%, which is determined based on a leverage ratio, plus cost rates related to the lenders' cost of making the CCUK credit facility available to CCUK.

   The CCUK credit facility contains a number of covenants that, among other things, restrict the ability of CCUK to:

  .  dispose of assets,

  .  incur additional indebtedness,

  .  incur guaranty obligations,

  . repay subordinated indebtedness except in accordance with the subordination provisions,

  .  pay dividends or make capital distributions,

  .  create liens on assets,

  .  make investments,

  .  make acquisitions,

  .  engage in certain transactions with subsidiaries and affiliates, and

  .  otherwise restrict corporate activities.

   In addition, the CCUK credit facility will require compliance with certain financial covenants, including requiring CCUK to maintain a maximum ratio of indebtedness to EBITDA, a minimum ratio of EBITDA to interest expense, and a minimum fixed charges coverage ratio from June 30, 2002. CCIC does not expect that such covenants will materially impact the ability of CCUK to operate its business.

   The CCUK credit facility contains customary events of default, including:

  . the failure to pay principal or any interest or any other amount that becomes due within three business days after the due date;

  . any representation or warranty being made by CCUK that is untrue or misleading on the date made;

  . a default in the performance of any of its covenants under the CCUK credit facility unless, if such default is capable of remedy, the default is cured within 14 days of CCUK becoming aware of such default;

  .  default in certain other indebtedness;

  .  certain insolvency events; and

  .  certain change of control events.

   We currently contemplate that we will refinance the CCUK Credit Facility in connection with the closing of this offering. However, the refinancing is not a condition to the offering, and there is no assurance that we will complete the refinancing.

Joint Venture Credit Facility

   Under the loan agreement dated as of March 31, 1999, Crown Atlantic Holding Sub L.L.C. entered into the joint venture credit facility with Key Corporate Capital, Inc. The joint venture credit facility provides for revolving credit loans in an aggregate principal amount not to exceed $250.0 million, $180.0 million of which was drawn in connection with the formation of the joint venture, and the balance of which will be used for acquisition and construction of tower facilities, capital expenditures, working capital needs and general corporate purposes. As of May 1, 2000, the joint venture had $70.1 million unused borrowing availability under the joint venture credit facility. The borrowing base until September 30, 2001, is based on a multiple of test operating cash flow. On September 30, 2001, the conversion date, the borrowing base test will be eliminated and the amount of the facility will be decreased to the borrowing base as of that date. The joint venture credit facility includes a $25.0 million sublimit available for the issuance of letters of credit.

   The amount of the facility after the conversion date will be reduced on a quarterly basis until March 31, 2006, when the joint venture credit facility matures. The annual percentage reduction in this loan commitment is 3.0% in 2001 (two quarters), 7.5% in 2002, 22.5% in 2003, 26.0% in 2004,
32.0% in 2005 and 9.0% in 2006 (one quarter). In addition, the joint venture credit facility provides for mandatory reduction of the loan commitment and mandatory prepayment with the

  .  net proceeds of certain asset sales,

  . 50% of capital contributions to the joint venture subject to certain significant exceptions including capital expenditures under the build-to-suit agreement,

  .  net proceeds of any unused insurance proceeds, and

  . a percentage of the excess cash flow of the joint venture, commencing with the calendar year ending December 31, 2001.

   The joint venture's obligations under the joint venture credit facility are secured by

  .  a pledge of the membership interest in the joint venture and

  . a perfected first priority security interest in the joint venture's interest in tenant leases including the global lease.

   The joint venture credit facility contractually permits the joint venture to pay maintenance, operating, ground lease and other expenses and costs relating to the tower facilities out of the tower rentals whether or not an event of default has occurred.

   The loans under the joint venture credit facility will bear interest, at the joint venture's option, at either (A) a "base rate" equal to KeyCorp's prime lending rate plus an applicable spread ranging from 0% to 1.25% (determined based on a leverage ratio) or (B) a "LIBOR rate" plus an applicable spread ranging from 1.0% to 2.75% (determined based on a leverage ratio). The joint venture must hedge approximately 50% of its variable interest rate obligations for a period of two years. Following the occurrence of and during the continuance of an event of default under the joint venture credit facility, the loans will bear interest at the "base rate" plus 4.875%.

Term Loans due 2011

   On April 3, 2000, we borrowed $400.0 million under a term loan agreement dated as of March 30, 2000, which we entered into with a group of banks and other lenders led by Chase Securities Inc. and Goldman Sachs Credit Partners L.P. The net proceeds from this borrowing, which amounted to $395.9 million, were used to fund a portion of the cash contribution for the second closing of towers in the GTE joint venture. The following summary of the term loan facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the term loan facility.

   The term loan facility provides for term loans in an aggregate principal amount not to exceed $400 million. The loans under the term loan facility mature on March 31, 2011 and bear interest at an increasing rate based on LIBOR as set forth in the term loan agreement, but in no event shall the interest on such loans exceed 16%. At any time we may, at our option, prepay the term loans without penalty or premium. Subject to limited exceptions, the term loan facility requires us to prepay the loans without penalty or premium with the proceeds of:

    .  any offering of debt or equity securities,

    . the incurrence of other debt, other than debt under our senior credit facility,

    . asset sales for cash consideration, or with a fair market value, in excess of $1.0 million, and

    . any recovery of amounts deposited in escrow in connection with the GTE joint venture.

   The term loan agreement contains covenants substantially identical to the covenants contained in our 9 1/2% discount notes. At any time on or after April 4, 2001, the lenders under the term loan agreement may exchange their term loans for an equal aggregate principal amount of our senior exchange notes due 2011. These exchange notes, if issued, will be issued under an indenture dated as of March 30, 2000, between us and United States Trust Company of New York, as trustee. These exchange notes will have the same maturity as the term loans and will bear interest at the rate in effect for the term loans on the date of exchange. The covenants contained in the exchange note indenture will be substantially identical to the covenants contained in the term loans.

The CCUK Bonds

   On May 21, 1997, a subsidiary of CCUK, issued (Pounds)125.0 million aggregate principal amount of its 9% Guaranteed Bonds due 2007. The CCUK bonds, formerly referred to as the Castle Transmission Bonds, are listed on the Luxembourg Stock Exchange.

   The CCUK bonds constitute direct, general and unconditional guaranteed obligations of the subsidiary of CCUK and rank equally with all other present and future unsecured and unsubordinated obligations of such subsidiary. The CCUK bonds are guaranteed jointly and severally by CCUK and Crown Castle UK Holdings Limited. The CCUK bonds will mature on March 30, 2007. Interest on the CCUK bonds is payable annually in arrears on March 30 in each year, the first payment having been made on March 30, 1998.

   The CCUK bonds may be redeemed at our option in whole or in part, at any time or from time to time, at the greater of their principal and such price as will provide a gross redemption yield 0.5% per annum above the gross redemption yield of the benchmark gilt plus, in either case, accrued and unpaid interest.

   Upon the occurrence of a change of control of CCUK, each holder of CCUK bonds has the right to require such subsidiary to purchase all or a portion of such holder's CCUK bonds at a price equal to 101% of the aggregate principal amount, together with accrued and unpaid interest to the date of purchase.

   The trust deed contains certain covenants, including covenants that limit:

  .  indebtedness,

  .  restricted payments,

  .  distributions from restricted subsidiaries,

  .  transactions with affiliates,

  .  sales of assets and subsidiary stock,

  . dividend and other payment restrictions affecting restricted subsidiaries, and

  .  mergers or consolidations.

   We currently contemplate that we will redeem the CCUK Bonds in connection with the closing of this offering. However, the redemption is not a condition to the offering, and there is no assurance that we will complete the redemption.

The 10 5/8% Discount Notes

   The 10 5/8% discount notes are our unsecured senior obligations, and rank equally in right of payment with all our existing and future senior indebtedness and will be senior to our future subordinated indebtedness. The 10 5/8% discount notes mature on November 15, 2007. The 10 5/8% discount notes will accrete in value until November 15, 2002. Thereafter, cash interest will accrue on the 10 5/8% discount notes at the rate of 10.625% per annum and will be payable semi-annually, commencing on May 15, 2003.

   Except as stated below, the 10 5/8% discount notes are not redeemable prior to November 15, 2002. Thereafter, the 10 5/8% discount notes are redeemable at our option, in whole or in part, at any time or from time to time, at a premium which is at a fixed percentage that declines to par on or after November 15, 2005, in each case together with accrued and unpaid interest, if any, to the date of redemption. In the event we complete a public equity offering or certain strategic equity investments prior to November 15, 2000, we may, at our option, use all or a portion of the proceeds from such offering to redeem up to 35% of the original aggregate principal amount at maturity of the 10 5/8% discount notes at a redemption price equal to 110.625% of the accreted value of the 10 5/8% discount notes to be redeemed, plus accrued and unpaid interest, if any, thereon to the redemption date, provided at least 65% of the original aggregate principal amount at maturity of the 10 5/8% discount notes remains outstanding after each such redemption.

   Upon the occurrence of a change of control of CCIC, each holder of 10 5/8% discount notes has the right to require us to purchase all or a portion of such holder's 10 5/8% discount notes at a price equal to 101% of the aggregate principal amount, together with accrued and unpaid interest to the date of purchase.

   The 10 5/8% notes indenture contains certain covenants, including covenants that limit:

  .  indebtedness,

  .  restricted payments,

  .  distributions from restricted subsidiaries,

  .  transactions with affiliates,

  . sales of assets and subsidiary stock (including sale and leaseback transactions),

  . dividend and other payment restrictions affecting restricted subsidiaries, and

  .  mergers or consolidations.

   The joint venture credit facility will contain a number of covenants that, among other things, restrict the ability of the joint venture to:

  .  dispose of assets,

  .  incur additional indebtedness,

  .  incur guaranty obligations,

  . repay subordinated indebtedness except in accordance with the subordination provisions,

  .  pay dividends or make capital distributions,

  .  create liens on assets,

  .  enter into leases,

  .  make investments,

  .  make acquisitions,

  .  engage in mergers or consolidations,

  .  make capital expenditures, and

  . engage in certain transactions with subsidiaries and affiliates and otherwise restrict company activities.

   In addition, the joint venture credit facility will require compliance with certain financial covenants, including requiring the joint venture to maintain:

  .  a minimum ratio of operating cash flow to indebtedness,

  .  a minimum ratio of operating cash flow to fixed charges,

  .  a minimum ratio of operating cash flow to projected debt service, and

  .  a minimum ratio of operating cash flow to interest expense.

   The joint venture does not expect that such covenants will materially impact its ability to operate its business.

   The joint venture credit facility contains customary events of default, including:

  . the failure to pay principal when due or any interest or other amount that becomes due within two days after the due date;

  . any representation or warranty being made by the joint venture that is incorrect in any material respect on or as of the date made;

  . a default in the performance of any negative covenants or a default in the performance of certain other covenants or agreements for a period of days;

  .  default in certain other indebtedness;

  .  certain insolvency events; and

  .  certain change of control events.

   During the first two years of the joint venture credit facility, capital contributions can cure an operating cash flow default and certain other covenant and agreement defaults.

9% Cash-Pay Notes and 10 3/8% Discount Notes

   On May 17, 1999, we issued a $180.0 million principal amount of 9% cash-pay notes and $500.0 million principal amount at maturity ($301.7 million gross proceeds) of 10 3/8% discount notes. In this section the term "notes" refers to both the 9% cash-pay notes and the 10 3/8% discount notes. The notes are our unsecured senior obligations, rank equally in right of payment with all our existing and future senior indebtedness and are senior to our future subordinated indebtedness. The notes rank equally in right of payment with each other. The notes will mature on May 15, 2011.

   The 9% cash-pay notes accrue interest at a rate of 9%, which is payable semiannually.

   The 10 3/8% discount notes accrete in value through May 15, 2004, to their principal amount at maturity. After that date, cash interest will accrue on the 10 3/8% discount notes at a rate of 10.375% per annum, which will be payable semiannually commencing on November 15, 2004.

   In the event we complete a public equity offering or certain strategic equity investments prior to May 15, 2002, we will be able to use all or a portion of the net proceeds from such offering or investment to redeem up to 35% of the original aggregate principal amount of the 9% cash-pay notes, so long as at least 65% of the original aggregate principal amount of the 9% cash-pay notes remains outstanding after each such redemption. The price for this redemption would equal 109.000% of the principal amount of the 9% cash-pay notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date. Except as stated above, the 9% cash-pay notes will not be redeemable prior to May 15, 2004. On or after that date, we will have the right to redeem the 9% cash-pay notes, in whole or in part, at a premium which is at a fixed percentage that declines to par on or after May 15, 2007, in each case together with accrued and unpaid interest, if any, to the date of redemption.

   In the event we complete a public equity offering or certain strategic equity investments prior to May 15, 2002, we will be able to at our option use all or a portion of the proceeds from such offering or investment to redeem up to 35% of the original aggregate principal amount at maturity of the 10 3/8% discount notes, so long as at least 65% of the original aggregate principal amount at maturity of the 10 3/8% discount notes remains outstanding after each such redemption. The price for this redemption would equal 110.375% of the accreted value of the 10 3/8% discount notes to be redeemed. Except as stated above, the 10 3/8% discount notes will not be redeemable prior to May 15, 2004. After that date, we will have the right to redeem the 10 3/8% discount notes, in whole or in part, at a premium which is at a fixed percentage that declines to par on or after May 15, 2007, in each case together with accrued and unpaid interest, if any, to the date of redemption.

   If a change of control occurs, as defined in the indentures governing the notes, each holder of notes has the right to require us to purchase all or a portion of such holder's notes at a price equal to:

  . 101% of the principal amount of any 9% cash-pay notes repurchased, plus accrued and unpaid interest on those 9% cash-pay notes, if any, to the date of repurchase;

  . 101% of the principal amount of any 10 3/8% discount notes repurchased after May 15, 2004, plus accrued and unpaid interest on those 10 3/8% discount notes, if any, to the date of repurchase; and

  . 101% of the accreted value of any 10 3/8% discount notes repurchased before May 15, 2004.

   The indentures governing the notes contain covenants that include, among others, covenants that limit:

  .  restricted payments,

  .  incurrence of indebtedness and issuance of preferred stock,

  .  liens,

  .  dividend and other payment restrictions affecting subsidiaries,

  .  mergers or consolidations,

  .  transactions with affiliates,

  .  sale and leaseback transactions,

  .  issuances and sales of capital stock of restricted subsidiaries, and

  .  issuances of guarantees of indebtedness.

9 1/2% Senior Notes and 11 1/4% Senior Discount Notes

   On August 3, 1999, we issued through a private placement $125.0 million principal amount of 9 1/2% cash-pay senior notes and $260.0 million principal amount at maturity ($150.5 million gross proceeds) of 11 1/4% senior discount notes. In this section the term "notes" refers to both the 9 1/2% cash-pay notes and the 11 1/4% discount notes. The notes are our unsecured senior obligations, rank equally in right of payment with all our existing and future senior indebtedness and are senior to our future subordinated indebtedness. The notes rank equally in right of payment with each other. The notes will mature on August 1, 2011.

   The 9 1/2% cash-pay notes accrue interest at a rate of 9 1/2% which is payable semiannually.

   The 11 1/4% discount notes accrete in value through August 1, 2004, to their principal amount at maturity. After that date, cash interest will accrue on the 11 1/4% discount notes at a rate of 11.25% per annum, which will be payable semiannually commencing on February 1, 2005.

   In the event we complete a public equity offering or certain strategic equity investments on or prior to August 1, 2002, we will be able to use all or a portion of the net proceeds from such offering or investment to redeem up to 35% of the original aggregate principal amount of the 9 1/2% cash-pay notes, so long as at least

65% of the original aggregate principal amount of the 9 1/2% cash-pay notes remains outstanding after each such redemption. The price for this redemption would equal 109.50% of the principal amount of the 9 1/2% cash-pay notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date. Except as stated above, the 9 1/2% cash-pay notes will not be redeemable prior to August 1, 2004. On or after that date, we will have the right to redeem the 9 1/2% cash-pay notes, in whole or in part, at a premium which is at a fixed percentage that declines to par on or after August 1, 2007, in each case together with accrued and unpaid interest, if any, to the date of redemption.

   In the event we complete a public equity offering or certain strategic equity investments prior to August 1, 2002, we will be able at our option to use all or portion of the net proceeds from such offering or investment to redeem up to 35% of the original aggregate principal amount at maturity of the 11 1/4% discount notes, so long as at least 65% of the original aggregate principal amount at maturity of the 11 1/4% discount notes remains outstanding after each such redemption. The price for this redemption would equal 111.25% of the accreted value of the 11 1/4% discount notes to be redeemed. Except as stated above, the 11 1/4% discount notes will not be redeemable prior to August 1, 2004. After that date, we will have the right to redeem the 11 1/4% discount notes, in whole or in part, at a premium which is at a fixed percentage that declines to par on or after August 1, 2007, in each case together with accrued and unpaid interest, if any, to the date of redemption.

   If a change of control occurs, as defined in the indentures governing the notes, each holder of notes has the right to require us to purchase all or a portion of such holder's notes at a price equal to:

     . 101% of the principal amount of any 9 1/2% cash-pay notes repurchased, plus accrued and unpaid interest on those 9 1/2% cash-pay notes, if any, to the date of repurchase;

     . 101% of the principal amount of any 11 1/4% discount notes repurchased after August 1, 2004, plus accrued and unpaid interest on those 11 1/4% discount notes, if any, to the date of repurchase; and

     . 101% of the accreted value of any 11 1/4% discount notes repurchased before August 1, 2004.

   The indentures governing the notes contain covenants that include, among others, covenants that limit:

     . restricted payments,

     . incurrence of indebtedness and issuance of preferred stock,

     . liens,

     . dividend and other payment restrictions affecting subsidiaries,

     . mergers or consolidations,

     . transactions with affiliates,

     . sale and leaseback transactions,

     . issuances and sales of capital stock of restricted subsidiaries, and

     . issuances of guarantees of indebtedness.

                             DESCRIPTION OF NOTES

General

   You can find the definitions of certain terms used in the following summary under the subheading "Certain Definitions." In this summary, the word "CCIC" refers only to Crown Castle International Corp. and not to any of its Subsidiaries.

   CCIC will issue the notes under an indenture between itself and The United States Trust Company of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

   The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture, because it, and not this description, defines your rights as Holders of the notes. A copy of the proposed form of indenture has been filed as an exhibit to the registration statement which includes this prospectus and is available as set forth below under "--Additional Information." We will file a revised form of indenture pursuant to a Current Report on Form 8-K in connection with the sale of the notes.

Brief Description of the Notes

   The notes:

   .  are general obligations of CCIC;

   .  rank equally with all existing and future senior debt of CCIC;

   .  accrue interest from the date they are issued at a rate of    %, which
is payable semi-annually; and

   .  mature on August 1, 2011.

   CCIC has covenanted that it will offer to repurchase notes under the circumstances described in the indenture upon:

   .  a Change of Control of CCIC; or

   .  an Asset Sale by CCIC or any of its Restricted Subsidiaries.

   The indenture also contains the following covenants:

   .  Restricted Payments;

   .  incurrence of Indebtedness and issuance of preferred stock;

   .  Liens;

   .  dividend and other payment restrictions affecting Subsidiaries;

   .  merger, consolidation or sale of assets;

   .  transactions with Affiliates;

   .  sale and leaseback transactions;

   . limitation on issuances and sales of Capital Stock of Restricted Subsidiaries;

   .  limitation on issuances of Guarantees of Indebtedness;

   .  Business Activities; and

   .  Reports.

   The operations of CCIC are conducted through its Subsidiaries and, therefore, CCIC depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. CCIC's Subsidiaries will not be guarantors of the notes and the notes will be effectively subordinated to all Indebtedness, including all borrowings under the Senior Credit Facility, the Bell Atlantic joint venture credit facility, the Castle Transmission credit facility and the Castle Transmission bonds, and other liabilities and commitments, including trade payables and lease obligations, of CCIC's Subsidiaries. Any right of CCIC to receive assets of any of its Subsidiaries upon the liquidation or reorganization of the Subsidiaries, and the consequent right of the Holders of the notes to participate in those assets, will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that CCIC is itself recognized as a creditor of such Subsidiary. If CCIC is recognized as a creditor of such Subsidiary, the claims of CCIC would still be subordinate in right of payment to any security in the assets of that Subsidiary and any indebtedness of that Subsidiary senior to that held by CCIC. As of June 1, 2000, after giving pro forma effect to the agreed-to transactions, described in this prospectus, CCIC's Subsidiaries would have had $351.1 million of Indebtedness outstanding, and would have had $180.0 million, $70.0 million and $101.1 million of unused borrowing availability, respectively, under the Senior Credit Facility, the Bell Atlantic joint venture credit facility and the Castle Transmission credit facility. The provisions of the Senior Credit Facility, the Bell Atlantic joint venture credit facility, the Castle Transmission credit facility and the Castle Transmission bonds contain substantial restrictions on the ability of those Subsidiaries to dividend or distribute cash flow or assets to CCIC. See "Risk Factors--As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements or Pay Dividends" and "Description of Certain Indebtedness."

   As of the date of the indenture, all of CCIC's Subsidiaries will be Restricted Subsidiaries other than:

     (1) CTSH and its subsidiaries; and

     (2) Crown Castle Investment Corp. and Crown Castle Investment Corp. II and their subsidiaries, through which CCIC holds its interest in the Bell Atlantic joint venture.

   However, under certain circumstances, CCIC will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

   The notes initially will be limited in aggregate principal amount to $250.0 million and will mature on August 1, 2011. The indenture governing the notes will allow CCIC to issue up to $100.0 million in aggregate principal amount of notes in addition to the notes being sold in the offering. The issuance of any of those additional notes will be subject to CCIC's ability to incur Indebtedness under the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock" and similar restrictions in the instruments governing CCIC's other Indebtedness. Any such additional notes will be treated as part of the same class and series as the notes issued in this offering for purposes of voting under the indenture. CCIC will issue the notes in denominations of $1,000 and integral multiples of $1,000.

   Interest on the notes will accrue at the rate of      % per annum and will
be payable in U.S. Dollars semiannually in arrears on February 1 and August 1, commencing on February 1, 2001. CCIC will make each interest payment to Holders of record on the immediately preceding January 15 and July 15.

   Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the indenture. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

   If a Holder has given wire transfer instructions to CCIC, CCIC will make all payments of principal, premium and interest, if any, on that Holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless CCIC elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

   The trustee under the indenture will initially act as the paying agent and registrar for the notes. CCIC may change the paying agent or registrar under the indenture without prior notice to the Holders of the notes, and CCIC or any of its Subsidiaries may act as paying agent or registrar under the indenture.

Transfer and Exchange

   A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. CCIC is not required to transfer or exchange any notes selected for redemption. Also, CCIC is not required to transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

   During the first 36 months after the date of original issuance of the notes, CCIC may on any one or more occasions redeem up to 35% of the aggregate
principal amount of notes originally issued at a redemption price of         %
of the principal amount of the notes to be redeemed on the redemption date with the net cash proceeds of one or more Public Equity Offerings and/or Strategic Equity Investments; provided that:

     (1) at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after the occurrence of such redemption, excluding notes held by CCIC or any of its Subsidiaries; and

     (2) the redemption occurs within 60 days of the date of the closing of the Public Equity Offering or Strategic Equity Investment.

   Except pursuant to the preceding paragraph, the notes will not be redeemable at CCIC's option prior to August 1, 2005. On or after August 1, 2005, CCIC may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices expressed as percentages of principal amount set forth below plus accrued and unpaid interest if any, on the notes redeemed to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 1, of the years indicated below:

       Year                                                           Percentage
       ----                                                           ----------
       2005..........................................................     .   %
       2006..........................................................     .   %
       2007..........................................................     .   %
       2008 and thereafter...........................................  100.000%

Selection and Notice

   If less than all of the notes are to be redeemed at any time, the trustee under the indenture will select notes for redemption as follows:

     (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

     (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

   No notes of $1,000 of principal amount at maturity or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

   If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

   CCIC is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

 Change of Control

   If a Change of Control occurs, each Holder of notes will have the right to require CCIC to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"). The offer price in any Change of Control Offer will be payable in cash and will be 101% of the aggregate principal amount of any notes repurchased plus accrued and unpaid interest on the notes, if any (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, CCIC will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the "Change of Control Payment Date"). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

   On the Change of Control Payment Date, CCIC will, to the extent lawful:

     (1) accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of the notes being purchased by CCIC.

   The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that the new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

   The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. CCIC will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, CCIC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of the compliance.

   The Change of Control purchase feature is a result of negotiations between CCIC and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that CCIC would decide to do so in the future. Subject to the limitations discussed below, CCIC could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect CCIC's capital structure. Restrictions on the ability of CCIC to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," "-- Certain Covenants--Liens" and "--Certain Covenants--Sale and Leaseback Transactions." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in the covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of certain highly leveraged transactions.

   The credit facilities of CCIC's Subsidiaries limit CCIC's access to the cash flow of those Subsidiaries and will, therefore, restrict CCIC's ability to purchase any notes. Each of these credit facilities also provides that the occurrence of certain change of control events with respect to CCIC constitutes a default under that credit facility. In the event that a Change of Control occurs at a time when CCIC's Subsidiaries are prohibited from making distributions to CCIC to purchase notes, CCIC could cause its Subsidiaries to seek the consent of the lenders under the credit facilities to allow the distributions or could attempt to refinance the borrowings that contain the prohibition. If CCIC does not obtain a consent or repay such borrowings, CCIC will remain prohibited from purchasing notes. In this case, CCIC's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the credit facilities. Future indebtedness of CCIC and its Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the indebtedness to be repurchased if a Change of Control occurs. Moreover, the exercise by the Holders of their right to require CCIC to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on CCIC. Finally, CCIC's ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by CCIC's then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See "Risk Factors--As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements on Pay Dividends." There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

   CCIC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by CCIC and purchases all notes properly tendered and not withdrawn under such Change of Control Offer. The provisions under the indenture relating to CCIC's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of CCIC and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require CCIC to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCIC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

   CCIC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) CCIC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) fair market value is determined by CCIC's board of directors and evidenced by a resolution of its board of directors set forth in an officers' certificate delivered to the trustee under the indenture; and

     (3) except in the case of a Tower Asset Exchange, at least 75% of the consideration received in such Asset Sale by CCIC or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following shall be deemed to be cash:

     (a) any liabilities, as shown on CCIC's or such Restricted Subsidiary's most recent balance sheet, of CCIC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee of the notes) that are assumed by the transferee of any assets pursuant to a customary novation agreement that releases CCIC or the Restricted Subsidiary from further liability; and

     (b) any securities, notes or other obligations received by CCIC or any Restricted Subsidiary from the transferee that are converted by CCIC or the Restricted Subsidiary into cash within 20 days of the applicable Asset Sale, to the extent of the cash received in that conversion.

   Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CCIC or the Restricted Subsidiary may apply those Net Proceeds to:

     (1) reduce Indebtedness under a Credit Facility;

     (2) reduce other Indebtedness of any of CCIC's Restricted Subsidiaries;

     (3) the acquisition of all or substantially all the assets of a Permitted Business;

     (4) the acquisition of Voting Stock of a Permitted Business from a Person that is not a Subsidiary of CCIC; provided, that, after giving effect to the acquisition, CCIC or its Restricted Subsidiary owns a majority of the Voting Stock of that business; or

     (5) the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, CCIC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, CCIC will be required to make an offer to all Holders of notes and all holders of other senior Indebtedness of CCIC containing provisions similar to those set forth in the indenture relating to the notes with respect to offers to purchase or redeem with the proceeds of sales of (an "Asset Sale Offer"), to purchase the maximum principal amount of notes and such other senior Indebtedness of CCIC that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be payable in cash and will be 100% of the principal amount of any notes, plus accrued and unpaid interest to the date of purchase. In the case of any other senior Indebtedness, the offer price will be 100% of the principal amount (or accreted value, as applicable) of the Indebtedness plus accrued and unpaid interest thereon, if any, to the date of purchase. Each Asset Sale Offer will be made in accordance with the procedures set forth in the indenture and the other senior Indebtedness of CCIC. If any Excess Proceeds remain after consummation of an Asset Sale Offer, CCIC may use the remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and the other senior indebtedness of CCIC tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other senior Indebtedness to be purchased on a pro rata basis. Upon completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Certain Covenants

 Restricted Payments

   CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

      (1) declare or pay any dividend or make any other payment or distribution on account of CCIC's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCIC or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCIC's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of CCIC or to CCIC or a Restricted Subsidiary of CCIC);

      (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving CCIC) any Equity Interests of CCIC or any direct or indirect parent of CCIC (other than any such Equity Interests owned by CCIC or any of its Restricted Subsidiaries);

      (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at Stated Maturity; or

      (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above, including those occurring since the date of the May 1999 Senior Discount Note Indenture, being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

      (1) no Default has occurred and is continuing or would occur as a consequence of the Restricted Payment; and

      (2) CCIC would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that CCIC and its Restricted Subsidiaries will not be required to comply with this clause (2) in order to make any Restricted Investment; and

      (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCIC and its Restricted Subsidiaries after the date of the May 1999 Senior Discount Note Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the paragraph of exceptions below), is less than the sum, without duplication, of:

        (a) 100% of the Consolidated Cash Flow of CCIC for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the May 1999 Senior Discount Note Indenture was executed to the end of CCIC's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if the Consolidated Cash Flow for such period is a deficit, less 100% of the deficit), less 1.75 times the Consolidated Interest Expense of CCIC since the beginning of the fiscal quarter during which the May 1999 Senior Discount Note Indenture was executed; plus

        (b) 100% of the aggregate net cash proceeds received by CCIC since the beginning of the fiscal quarter during which the May 1999 Senior Discount Note Indenture was executed as a contribution to its common equity capital or from the issue or sale of Equity Interests of CCIC (other than Disqualified Stock and except to the extent such net cash proceeds are used to incur new Indebtedness outstanding pursuant to clause (11) of the second paragraph of the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock") or from the issue or sale of Disqualified Stock or debt securities of CCIC that have been converted into Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of CCIC and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

        (c) to the extent that any Restricted Investment that was made after the date of the May 1999 Senior Discount Note Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

               (A) the cash return of capital with respect to the Restricted
            Investment (less the cost of disposition, if any), and

               (B) the initial amount of the Restricted Investment; plus

        (d) to the extent that any Unrestricted Subsidiary of CCIC and all of its Subsidiaries are designated as Restricted Subsidiaries after the date of the May 1999 Senior Discount Note Indenture, the lesser of:

               (A) the fair market value of CCIC's Investments in such
            Subsidiaries as of the date of such designation, or

               (B) the sum of:

                  (x) the fair market value of CCIC's Investments in such
               Subsidiaries as of the date on which such Subsidiaries were originally designated as Unrestricted Subsidiaries, and

                  (y) the amount of any Investments made in such Subsidiaries subsequent to such designation (and treated as Restricted Payments) by CCIC or any Restricted Subsidiary; provided that:

                      (1) in the event the Unrestricted Subsidiaries
                   designated as Restricted Subsidiaries are CTSH and its Subsidiaries, the references in clauses (A) and (B) of this clause (d) to fair market value of CCIC's Investments in such Subsidiaries shall mean the amount by which the fair market value of all such Investments exceeds 34.3% of the fair market value of CTSH and its Subsidiaries as a whole; and

                      (2) in the event the Unrestricted Subsidiaries
                   designated as Restricted Subsidiaries are CCA Investment Corp. and its Subsidiaries, the references in clauses (A) and (B) of this clause (d) to fair market value of CCIC's Investments in such Subsidiaries shall mean the amount by which the fair market value of all such Investments exceeds $250.0 million; plus

        (e) 50% of any dividends received by CCIC or a Restricted
     Subsidiary after the date of the May 1999 Senior Discount Note Indenture from an Unrestricted Subsidiary of CCIC, to the extent that such dividends were not otherwise included in Consolidated Net Income of CCIC for such period.

   The preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration of that dividend, if at said date of declaration such payment would have complied with the provisions of the indenture;

     (2) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of CCIC in exchange for, or out of the net cash proceeds from the sale since the beginning of the fiscal quarter during which the May 1999 Senior Discount Note Indenture was executed (other than to a Subsidiary of CCIC) of Equity Interests of CCIC (other than any Disqualified Stock); provided that the net cash proceeds are not used to incur new Indebtedness pursuant to clause (11) of the second paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"); and provided further that, in each case, the amount of any net cash proceeds that are so utilized will be excluded from clause (3)(b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend by a Restricted Subsidiary of CCIC to the Holders of its Equity Interests on a pro rata basis;

     (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of CCIC or any Restricted Subsidiary of CCIC held by any member of CCIC's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the May 1999 Senior Discount Note Indenture; provided that the aggregate price paid for all of the repurchased, redeemed, acquired or retired Equity Interests may not exceed:

       (a) $500,000 in any twelve-month period, and

       (b) $5.0 million in the aggregate since the date of the August 1999 Senior Note Indenture; or

     (6) the payment of scheduled dividends on CCIC's 12% Senior Exchangeable Preferred Stock due 2010, whether paid in cash or in kind through the issuance of additional shares of such preferred stock, all in accordance with the certificate of designations governing such preferred stock as in effect on the date of the May 1999 Senior Discount Note Indenture.

   The board of directors of CCIC may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by CCIC and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors of CCIC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

   The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by CCIC or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any property, assets or Investments required by this covenant to be valued will be valued by the board of directors of CCIC whose resolution with respect to the determination will be delivered to the trustee.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and CCIC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that CCIC may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and CCIC's Restricted Subsidiaries may incur Indebtedness (including Acquired
Debt) or issue preferred stock if, in each case, CCIC's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of the Indebtedness or the issuance of the preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds from such incurrence or issuance as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available, would have been no greater than 7.5 to 1.

   The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, "Permitted Debt"):

     (1) the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities since the date of the August 1999 Senior Note Indenture in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of CCIC and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed the product of $150,000 times the number of Completed Towers on the date of such incurrence;

     (2) the incurrence by CCIC and its Restricted Subsidiaries of the Existing Indebtedness;

     (3) the incurrence by CCIC of the Indebtedness represented by the notes issued on the date of the May 1999 Senior Discount Note Indenture;

     (4) the issuance by CCIC of additional shares of its 12% Senior Exchangeable Preferred Stock due 2010 solely for the purpose of paying dividends thereon and the incurrence by CCIC of Indebtedness represented by CCIC's 12% Senior Subordinated Exchange Debentures due 2010;

     (5) the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness since the date of the August 1999 Senior Note Indenture represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of CCIC or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (5), not to exceed $10.0 million at any one time outstanding;

     (6) the incurrence by CCIC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness of CCIC or any of its Restricted Subsidiaries or Disqualified Stock of CCIC (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or this clause (6) of this paragraph;

     (7) the incurrence by CCIC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCIC and any of its Restricted Subsidiaries; provided, however, that:

       (i) if CCIC is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and that:

         (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCIC or a Restricted Subsidiary, and

         (B) any sale or other transfer of any such Indebtedness to a Person that is not either CCIC or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of the Indebtedness by CCIC or the Restricted Subsidiary, as the case may be;

     (8) the incurrence by CCIC or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding or currency exchange risk;

     (9) the guarantee by CCIC or any of its Restricted Subsidiaries of Indebtedness of CCIC or a Restricted Subsidiary of CCIC that was permitted to be incurred by another provision of the indenture;

     (10) the incurrence by CCIC or any of its Restricted Subsidiaries of Acquired Debt in connection with the acquisition of assets or a new Subsidiary and the incurrence by CCIC's Restricted Subsidiaries of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of any such incurrence of Acquired Debt, such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by CCIC or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, the acquisition by CCIC or one of its Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (10), as a result of such acquisition by CCIC or one of its Restricted Subsidiaries, CCIC's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Acquired Debt, after giving pro forma effect to such incurrence as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available, would have been less than CCIC's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such incurrence;

     (11) the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock not to exceed, at any one time outstanding, the sum of:

       (i) 2.0 times the aggregate net cash proceeds, plus

       (ii) 1.0 times the fair market value of non-cash proceeds (evidenced by a resolution of the board of directors of CCIC set forth in an officers' certificate delivered to the trustee),

    in each case, from the issuance and sale, other than to a Subsidiary, of Equity Interests (other than Disqualified Stock) of CCIC since the beginning of the fiscal quarter during which the May 1999 Senior Discount Note Indenture was executed (less the amount of such proceeds used to make Restricted Payments as provided in clause (3)(b) of the first paragraph or clause (2) of the second paragraph of the covenant described above under the caption "--Restricted Payments"); and

     (12) the incurrence by CCIC or any of its Restricted Subsidiaries since the date of the August 1999 Senior Note Indenture of additional
  Indebtedness and/or the issuance by CCIC of Disqualified Stock in an aggregate principal amount, accreted value or liquidation preference, as applicable, at any time outstanding, not to exceed $25.0 million.

   The indenture will also provide that:

     (1) CCIC will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of CCIC unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of CCIC will be deemed to be contractually subordinated in right of payment to any other Indebtedness of CCIC solely by virtue of being unsecured; and

     (2) CCIC will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, CCIC will, in its sole discretion, classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under Credit Facilities outstanding on the date of the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause

(1) of the definition of Permitted Debt. The debt represented by the notes issued on the date of the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (11) of the definition of Permitted Debt.

 Liens

   CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

   CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions to CCIC or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

     (2) pay any indebtedness owed to CCIC or any of its Restricted
  Subsidiaries;

     (3) make loans or advances to CCIC or any of its Restricted
  Subsidiaries; or

     (4) transfer any of its properties or assets to CCIC or any of its Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) Existing Indebtedness as in effect on the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Existing Indebtedness as in effect on the date of the indenture;

     (2) Indebtedness of any Restricted Subsidiary under any Credit Facility that is permitted to be incurred pursuant to the covenant under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such Credit Facility and Indebtedness contain only such encumbrances and restrictions on such Restricted Subsidiary's ability to engage in the activities set forth in clauses (1) through (4) of the preceding paragraph as are, at the time such Credit Facility is entered into or amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced, ordinary and customary for a Credit Facility of that type as determined in the good faith judgment of CCIC's board of directors (and evidenced in a board resolution), which determination shall be conclusively binding;

     (3) encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect as of the date on which the Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the applicable series of Indebtedness of such Subsidiary as in effect on the date on which such Subsidiary becomes a Restricted Subsidiary;

     (4) any Indebtedness incurred in compliance with the covenant under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock" or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by CCIC) and CCIC determines that any such encumbrance or restriction will not materially affect CCIC's ability to pay interest or principal on the notes;

     (5) the indenture governing the notes;

     (6) applicable law;

     (7) any instrument governing Indebtedness or Capital Stock of a Person acquired by CCIC or any of its Restricted Subsidiaries as in effect at the time that Person is acquired by CCIC (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

     (8) customary non-assignment provisions in leases or licenses entered into in the ordinary course of business;

     (9) purchase money obligations for property acquired in the ordinary course of business of the nature described in clause (5) in the second paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" on the property so acquired;

     (10) the provisions of agreements governing Indebtedness incurred pursuant to clause (4) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

     (11) any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale;

     (12) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing the Permitted Refinancing
  Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (13) Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption "Liens" that limit the right of the debtor to transfer the assets subject to such Liens;

     (14) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements; and

     (15) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

   CCIC may not:

      (1) consolidate or merge with or into (whether or not CCIC is the surviving corporation), or

      (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity, unless:

        (a) either:

               (A) CCIC is the surviving corporation, or

               (B) the entity or the Person formed by or surviving any such consolidation or merger (if other than CCIC) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

        (b) the entity or Person formed by or surviving any such consolidation or merger (if other than CCIC) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of CCIC under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

        (c) immediately after such transaction no Default exists; and

        (d) except in the case of:

              (A) a merger of CCIC with or into a Wholly Owned Restricted Subsidiary of CCIC, and

              (B) a merger entered into solely for the purpose of reincorporating CCIC in another jurisdiction:

                  (x) in the case of a merger or consolidation in which CCIC is the surviving corporation, CCIC's Debt to Adjusted Consolidated Cash Flow Ratio at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if the transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available for income statement purposes, would have been less than CCIC's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction, or

                  (y) in the case of any other such transaction, the Debt to
               Adjusted Consolidated Cash Flow of the entity or Person formed by or surviving any such consolidation or merger (if other than CCIC), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of such entity or Person for which internal financial statements are available for income statement purposes, would have been less than CCIC's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction; provided that for purposes of determining the Debt to Adjusted Consolidated Cash Flow Ratio of any entity or Person for purposes of this clause (y) the entity or Person will be substituted for CCIC in the definition of Debt to Adjusted Consolidated Cash Flow Ratio and the defined terms included therein under the caption "--Certain Definitions".

 Transactions with Affiliates

   CCIC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to CCIC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCIC or such Restricted Subsidiary with an unrelated Person; and

     (2) CCIC delivers to the trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors of CCIC set forth in an officers' certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of CCIC; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions:

     (1) any employment arrangements with any executive officer of CCIC or a Restricted Subsidiary that is entered into by CCIC or any of its Restricted Subsidiaries in the ordinary course of business and consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses;

     (2) transactions between or among CCIC and/or its Restricted
  Subsidiaries;

     (3) payment of directors fees in an aggregate annual amount not to exceed $25,000 per Person;

     (4) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments";

     (5) the issuance or sale of Equity Interests (other than Disqualified Stock) of CCIC; and

     (6) transactions pursuant to the provisions of the governance agreement and the stockholders agreement, as the same were in effect on the date of the indenture.

 Sale and Leaseback Transactions

   CCIC will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that CCIC or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

     (1) CCIC or such Restricted Subsidiary, as applicable, could have:

       (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

       (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens";

     (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors) of the property that is the subject of the sale and leaseback transaction; and

     (3) the transfer of assets in the sale and leaseback transaction is permitted by, and CCIC applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales."

 Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

   CCIC:

     (1) will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of CCIC to any Person (other than CCIC or a Wholly Owned Restricted Subsidiary of CCIC); and

     (2) will not permit any of its Restricted Subsidiaries to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to CCIC or a Wholly Owned Restricted Subsidiary of CCIC, unless, in each such case:

       (a) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary; and

       (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of CCIC will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with:

     (x) the formation or capitalization of a Restricted Subsidiary, or

     (y) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of CCIC by reason of the acquisition of securities or assets from another Person.

 Limitation on Issuances of Guarantees of Indebtedness

   CCIC will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of CCIC unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture governing the notes providing for the Guarantee of the payment of the notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any Guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Subsidiary of CCIC, of all of the CCIC's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indenture governing the notes. The form of a Guarantee will be attached as an exhibit to the indenture.

 Business Activities

   CCIC will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to CCIC and its Subsidiaries taken as a whole.

 Reports

   Whether or not required by the Securities and Exchange Commission, so long as any notes are outstanding, CCIC will furnish to the Holders of notes:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if CCIC were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of CCIC and its consolidated Subsidiaries showing in reasonable detail in the footnotes to the financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case to the extent not prohibited by the SEC's rules and regulations:

       (a) the financial condition and results of operations of CCIC and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCIC; and

       (b) the Tower Cash Flow for the most recently completed fiscal quarter and the Adjusted Consolidated Cash Flow for the most recently completed four-quarter period) and, with respect to the annual information only, a report thereon by CCIC's certified independent accountants; and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K if CCIC were required to file such reports, in each case within the time periods specified in the CCIC's rules and regulations.

   In addition, whether or not required by the rules and regulations of the SEC, CCIC will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

   Each of the following constitutes an Event of Default under the indenture:

     (1) default for 30 days in the payment when due of interest on the notes;

     (2) default in payment when due of the principal of or premium, if any, on the notes;

     (3) failure by CCIC or any of its Subsidiaries to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" or failure by CCIC to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the indenture applicable to the offers;

     (4) failure by CCIC or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the indenture or the notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCIC or any of its Significant Subsidiaries, or the payment of which is guaranteed by CCIC or any of its Significant Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

       (a) is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of the default (a "Payment Default"); or

       (b) results in the acceleration of the Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

     (6) failure by CCIC or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

     (7) certain events of bankruptcy or insolvency described in the indenture with respect to CCIC or any of its Restricted Subsidiaries.

   If any Event of Default occurs and is continuing, the trustee under the indenture or the Holders of at least 25% in principal amount at maturity of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to CCIC, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee under the indenture in its exercise of any trust or power.

   The Holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee under the indenture may on behalf of the Holders of all notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

   The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, CCIC is required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. CCIC is also required to deliver to the trustee, promptly after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action CCIC is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of CCIC, as such, shall have any liability for any obligations of CCIC under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   CCIC may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes outstanding ("Legal Defeasance") except for:

     (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust referred to below;

     (2) CCIC's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and CCIC's obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the indenture.

   In addition, CCIC may, at its option and at any time, elect to have the obligations of CCIC released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events described under "--Events of Default and Remedies", but not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events with respect to CCIC, will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) CCIC must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in United States Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the redemption date, as the case may be, and CCIC must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, CCIC shall have delivered to the trustee under the indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

       (A) CCIC has received from, or there has been published by, the Internal Revenue Service a ruling, or;

       (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, CCIC shall have delivered to the trustee under the indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing either:

       (a) on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or

       (b) insofar as Events of Default from bankruptcy or insolvency events with respect to CCIC are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which CCIC or any of its Restricted Subsidiaries is a party or by which CCIC or any of its Restricted Subsidiaries is bound;

     (6) CCIC must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) CCIC must deliver to the trustee under the indenture an officers' certificate stating that the deposit was not made by CCIC with the intent of preferring the Holders of the notes over the other creditors of CCIC with the intent of defeating, hindering, delaying or defrauding creditors of CCIC or others; and

     (8) CCIC must deliver to the trustee under the indenture an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

   Except as described in the two paragraphs below, the Holders of a majority in principal amount at maturity of the notes outstanding can, with respect to the notes:

     (1) consent to any amendment or supplement to the indenture or the notes; and

     (2) waive any existing default under, or the compliance with any provisions of, the indenture or the notes.

   Consents and waivers obtained in connection with a purchase of, or tender offer or exchange offer for, the notes shall be included for purposes of the previous sentence.

   Without the consent of each Holder affected, an amendment or waiver with respect to any notes held by a non-consenting Holder may not :

     (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption, but not any required repurchase in connection with an Asset Sale Offer or Change of Control Offer, of the notes;

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes, excluding a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

     (7) waive a redemption payment, but not any payment upon a required repurchase in connection with an Asset Sale Offer or Change of Control Offer, with respect to any note;

     (8) except as provided under the caption "--Legal Defeasance and Covenant Defeasance" or in accordance with the terms of any Subsidiary Guarantee, release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the Holders of the notes; or

     (9) make any change in the foregoing amendment and waiver provisions.

   Notwithstanding the foregoing, without the consent of any Holder of notes, CCIC and the trustee may amend or supplement the indenture or the notes to:

     (1) cure any ambiguity, defect or inconsistency,

     (2) provide for uncertificated notes in addition to or in place of certificated notes,

     (3) provide for the assumption of CCIC's obligations to Holders of notes in the case of a merger or consolidation,

     (4) make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder, or

     (5) comply with requirements of SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

   The indenture contains certain limitations on the rights of the trustee, should it become a creditor of CCIC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

   The Holders of a majority in principal amount at maturity of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to certain exceptions. The indenture provides that if an Event of Default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless that Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, Texas 77057, Attention: Chief Financial Officer.

Certain Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Adjusted Consolidated Cash Flow" means, as of any date of determination, the sum of:

     (1) the Consolidated Cash Flow of CCIC for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, less CCIC's Tower Cash Flow for such four-quarter period; plus

     (2) the product of four times CCIC's Tower Cash Flow for the most recent fiscal quarter for which internal financial statements are available.

   For purposes of making the computation referred to above:

     (1) acquisitions that have been made by CCIC or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the calculation date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded; and

     (3) the corporate development expense of CCIC and its Restricted Subsidiaries calculated in a manner consistent with the audited financial statements of CCIC included in this prospectus shall be added to Consolidated Cash Flow to the extent it was included in computing Consolidated Net Income.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

   "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of CCIC and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders-- Change of Control" and/or the provisions described above under the caption "--Repurchase at the Option of Holders--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issue or sale by CCIC or any of its Restricted Subsidiaries of Equity Interests of any of CCIC's Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than CCIC or a Restricted Subsidiary), in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

       (a) that have a fair market value in excess of $1.0 million; or

       (b) for net proceeds in excess of $1.0 million.

   Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

     (1) a transfer of assets by CCIC to a Restricted Subsidiary or by a Restricted Subsidiary to CCIC or to another Restricted Subsidiary;

     (2) an issuance of Equity Interests by a Subsidiary to CCIC or to another Restricted Subsidiary;

     (3) a transfer or issuance of Equity Interests of an Unrestricted Subsidiary to an Unrestricted Subsidiary; provided, however, that such transfer or issuance does not result in a decrease in the percentage of ownership of the voting securities of such transferee Unrestricted Subsidiary that are collectively held by CCIC and its Subsidiaries;

     (4) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments";

     (5) grants of leases or licenses in the ordinary course of business; and

     (6) disposals of Cash Equivalents.

   "August 1999 Senior Note Indenture" means that certain indenture dated as of August 3, 1999 between the Company and The United States Trust Company of New York, as Trustee, governing the Company's 9 1/2% Senior Notes due 2011.

   "Asset Sale Offer" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Asset Sales."

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government, or any agency or instrumentality thereof (provided that the full faith and credit of the United States, is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

   "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCIC and its Restricted Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

     (2) the adoption of a plan relating to the liquidation or dissolution of CCIC;

     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of CCIC (measured by voting power rather than number of shares); provided that transfers of Equity Interests in CCIC between or among the beneficial owners of CCIC's Equity Interests and/or Equity Interests in CTSH, in each case as of the date of the indenture, will not be deemed to cause a Change of Control under this clause (3) so long as no single Person together with its Affiliates acquires a beneficial interest in more of the Voting Stock of CCIC than is at the time collectively beneficially owned by the Principals and their Related Parties;

     (4) the first day on which a majority of the members of the board of directors of CCIC are not Continuing Directors; or

     (5) CCIC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CCIC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CCIC is converted into or exchanged for cash, securities or other property, other than any such transaction where:

       (a) the Voting Stock of CCIC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

       (b) the Principals and their Related Parties own a majority of such outstanding shares after such transaction.

   "Change of Control Offer" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control."

   "Change of Control Payment" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control."

   "Change of Control Payment Date" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control."

   "Completed Tower" means any wireless transmission tower owned or managed by CCIC or any of its Restricted Subsidiaries that, as of any date of determination:

     (1) has at least one wireless communications or broadcast tenant that has executed a definitive lease with CCIC or any of its Restricted Subsidiaries, which lease is producing revenue with respect to the tower as of the date of determination; and

     (2) has capacity for at least two tenants in addition to the tenant referred to in clause (1) of this definition.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period; plus

     (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

     (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (3) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

     (4) non-cash items increasing such Consolidated Net Income for such period (excluding any items that were accrued in the ordinary course of business),

in each case on a consolidated basis and determined in accordance with GAAP.

   "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

     (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus

     (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

     (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" means, with respect to any Person for any period:

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations); plus

     (2) all preferred stock dividends paid or accrued in respect of CCIC's and its Restricted Subsidiaries' preferred stock to Persons other than CCIC or a Wholly Owned Restricted Subsidiary of CCIC other than preferred stock dividends paid by CCIC in shares of preferred stock that is not Disqualified Stock.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person other than CCIC that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

     (2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

     (3) the cumulative effect of a change in accounting principles shall be excluded; and

     (4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded whether or not distributed to CCIC or one of its Restricted Subsidiaries.

   "Consolidated Tangible Assets" means, with respect to CCIC, the total consolidated assets of CCIC and its Restricted Subsidiaries, less the total intangible assets of CCIC and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of CCIC and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

   "Continuing Directors" means, as of any date of determination, any member of the board of directors of CCIC who:

     (1) was a member of such board of directors on the date of the August 1999 Senior Note Indenture;

     (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election; or

     (3) is a designee of a Principal or was nominated by a Principal.

   "Covenant Defeasance" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance."

   "Credit Facilities" means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Debt to Adjusted Consolidated Cash Flow Ratio" means, as of any date of determination, the ratio of:

     (1) the Consolidated Indebtedness of CCIC as of such date to

     (2) the Adjusted Consolidated Cash Flow of CCIC as of such date.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CCIC to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCIC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above the caption "--Certain Covenants--Restricted Payments."

   "Eligible Indebtedness" means any Indebtedness other than:

     (1) Indebtedness in the form of, or represented by, bonds or other securities or any guarantee thereof; and

     (2) Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Excess Proceeds" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Asset Sales."

   "Existing Indebtedness" means Indebtedness of CCIC and its Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on August 3, 1999, until such amounts are repaid.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

   "Holder" means a Person in whose name a note is registered.

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If CCIC or any Restricted Subsidiary of CCIC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of CCIC or a Restricted Subsidiary of CCIC issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of CCIC, CCIC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Legal Defeasance" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance."

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "May 1999 Senior Discount Note Indenture" means that certain indenture, dated as of May 15, 1999, between CCIC and the United States Trust Company of New York, as trustee, governing CCIC's 10 3/8% Senior Discount Notes due 2011.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:

       (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or

       (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

   "Net Proceeds" means the aggregate cash proceeds received by CCIC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

     (1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

     (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

     (3) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale;

     (4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

     (5) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by CCIC or any Restricted Subsidiary after such Asset Sale; and

     (6) without duplication, any reserves that CCIC's board of directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments;

provided that in the case of any reversal of any reserve referred to in clause
(5) or (6) above, the amount so reversed shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

   "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither CCIC nor any of its Restricted Subsidiaries:

       (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

       (b) is directly or indirectly liable (as a guarantor or otherwise);
    or

       (c) constitutes the lender;

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of CCIC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of CCIC or any of its Restricted Subsidiaries (except that this clause (3) will not apply to any indebtedness incurred by CTSH and its Subsidiaries prior to the date CTSH became a Subsidiary).

   "Payment Default" has the meaning set forth above under the caption "Events of Default and Remedies."

   "Permitted Business" means any business conducted by CCIC, its Restricted Subsidiaries or CTSH and its Subsidiaries on the date of the indenture and any other business related, ancillary or complementary to any such business.

   "Permitted Investment" means:

     (1) any Investment in CCIC or in a Restricted Subsidiary of CCIC;

     (2) any Investment in Cash Equivalents;

     (3) any Investment by CCIC or any Restricted Subsidiary of CCIC in a Person, if as a result of such Investment:

       (a) such Person becomes a Restricted Subsidiary of CCIC; or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCIC or a Restricted Subsidiary of CCIC;

     (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

     (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of CCIC;

     (6) receivables created in the ordinary course of business;

     (7) loans or advances to employees made in the ordinary course of business since the date of the August 1999 Senior Note Indenture not to exceed $2.0 million at any one time outstanding;

     (8) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

     (9) purchase of additional Equity Interests in CTSH for cash pursuant to the governance agreement as the same is in effect on the date of the May 1999 Senior Discount Note Indenture for aggregate cash consideration not to exceed $20.0 million since the beginning of the quarter during which the May 1999 Senior Discount Note Indenture was executed;

     (10) Investments since the date of the August 1999 Senior Note Indenture of up to an aggregate of $100.0 million (each such Investment being measured as of the date made and without giving effect to subsequent changes in value); and

     (11) other Investments in Permitted Businesses since the date of the August 1999 Senior Note Indenture not to exceed an amount equal to $10.0 million plus 10% of CCIC's Consolidated Tangible Assets at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value).

   "Permitted Liens" means:

     (1) Liens securing Eligible Indebtedness of CCIC under one or more Credit Facilities that was permitted by the terms of the indenture to be incurred;

     (2) Liens securing any Indebtedness of any of CCIC's Restricted Subsidiaries that was permitted by the terms of the indenture to be incurred;

     (3) Liens in favor of CCIC;

     (4) Liens existing on the date of the August 1999 Senior Note Indenture;

     (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (6) Liens securing Indebtedness permitted to be incurred under clause
  (5) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (7) Liens incurred in the ordinary course of business of CCIC or any Restricted Subsidiary of CCIC since the date of the August 1999 Senior Note Indenture with respect to obligations that do not exceed $5.0 million at any one time outstanding and that:

       (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

       (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by CCIC or such Restricted Subsidiary.

   "Permitted Refinancing Indebtedness" means any Indebtedness of CCIC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of CCIC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by CCIC or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

   "Principals" means Berkshire Fund III, Limited Partnership; Berkshire Fund IV, Limited Partnership; Berkshire Investors LLC; Berkshire Partners LLC; Centenial Fund IV, L.P.; Centenial Fund V, L.P.; Centenial Entrepreneurs Fund V, L.P.; Nassau Capital Partners II, L.P.; and NAS Partners I, L.L.C. and any Related Party of the foregoing.

   "Public Equity Offering" means an underwritten primary public offering of common stock of CCIC pursuant to an effective registration statement under the Securities Act.

   "Related Party" with respect to any Principal means:

     (1) any controlling stockholder, 80% (or more) owned Subsidiary of such Principal; or

     (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Senior Credit Facility" means that certain Credit Agreement, dated as of March 15, 2000, by and among The Chase Manhattan Bank, Key Corporate Capital, Inc. and The Bank of Nova Scotia as agents for the several lenders and Crown Castle Operating Company and CCIC, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

   "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that would be a "significant subsidiary" of such Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof, except that all references to "10 percent" in Rule 1-02(w)(1), (2) and (3) shall mean "5 percent" and that all Unrestricted Subsidiaries of CCIC shall be excluded from all calculations under Rule 1-02(w).

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Strategic Equity Investment" means a cash contribution to the common equity capital of CCIC or a purchase from CCIC of common Equity Interests (other than Disqualified Stock), in either case by or from a Strategic Equity Investor and for aggregate cash consideration of at least $50.0 million.

   "Strategic Equity Investor" means a Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $1.0 billion.

   "Subsidiary" means, with respect to any Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership:

       (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

       (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of:

     (1) the product of:

       (a) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such person); multiplied by

       (b) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding such day; plus

     (2) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

   "Tower Asset Exchange" means any transaction in which CCIC or one of its Restricted Subsidiaries exchanges assets for Tower Assets and/or cash or Cash Equivalents where the fair market value (evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the trustee) of the Tower

Assets and cash or Cash Equivalents received by CCIC and its Restricted Subsidiaries in such exchange is at least equal to the fair market value of the assets disposed of in such exchange.

   "Tower Assets" means wireless transmission towers and related assets that are located on the site of a transmission tower.

   "Tower Cash Flow" means, for any period, the Consolidated Cash Flow of CCIC and its Restricted Subsidiaries for such period that is directly attributable to site rental revenue or license fees paid to lease or sublease space on communication sites owned or leased by CCIC, all determined on a consolidated basis and in accordance with GAAP. Tower Cash Flow will not include revenue or expenses attributable to non-site rental services provided by CCIC or any of its Restricted Subsidiaries to lessees of communication sites or revenues derived from the sale of assets.

   "Unrestricted Subsidiary" means any Subsidiary of CCIC that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with CCIC or any Restricted Subsidiary of CCIC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCIC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of CCIC;

     (3) is a Person with respect to which neither CCIC nor any of its Restricted Subsidiaries has any direct or indirect obligation:

       (a) to subscribe for additional Equity Interests; or

       (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CCIC or any of its Restricted Subsidiaries; and

     (5) has at least one director on its board of directors that is not a director or executive officer of CCIC or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of CCIC or any of its Restricted Subsidiaries.

   Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of CCIC as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," CCIC shall be in default of such covenant). The board of directors of CCIC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of CCIC of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if:

     (1) such Indebtedness is permitted under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

     (2) no Default would occur or be in existence following such designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying:

       (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

       (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                                  UNDERWRITING

   CCIC and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the amount of notes indicated in the following table.

                                                                   Principal
                                                                   Amount of
                         Underwriters                            Senior Notes
                         ------------                           ---------------
Goldman, Sachs & Co. .......................................... $
Chase Securities Inc. .........................................
Lehman Brothers Inc. ..........................................
Credit Suisse First Boston Corporation.........................
Morgan Stanley & Co. Incorporated..............................
CIBC Oppenheimer Corp. ........................................
BNY Capital Markets, Inc. .....................................
Scotia Capital Markets (USA) Inc. .............................
McDonald Investments Inc., A KeyCorp Company...................
PNC Capital Markets, Inc. .....................................
Deutsche Bank Securities Inc...................................
                                                                ---------------
  Total........................................................ $250,000,000.00
                                                                ===============

   The notes are a new issue of securities with no established trading market. CCIC has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

   In connection with the offerings, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time these transactions may be effected in the over-the-counter market or otherwise.

   Also, because the net proceeds to CCIC from the offering will be paid to affiliates of Goldman, Sachs & Co., Chase Securities Inc. and Lehman Brothers Inc. to repay the term loans, the offerings are being conducted in accordance with Rule 2720 of the NASD. That rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter", as defined by the NASD. Credit Suisse First Boston Corporation has served in this capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Credit Suisse First Boston Corporation has not received any additional compensation for such role.

   CCIC estimates that CCIC's share of the total expenses of the offerings, excluding underwriting discounts and commissions, will be approximately $2,000,000.

   The underwriters have performed certain investment banking and advisory services for CCIC from time to time for which they have received customary fees and expenses. Chase Securities Inc. is an affiliate of The

Chase Manhattan Bank, which is agent bank and a lender under the 2000 Credit Facility. The underwriters may, from time to time, engage in transactions with and perform services for CCIC in the ordinary course of its business.

   CCIC has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                             VALIDITY OF SECURITIES

   The validity of the securities offered hereby will be passed upon for us by Cravath, Swaine & Moore, New York, New York. Latham & Watkins, New York, New York, has acted as counsel for the underwriters.

PROSPECTUS

                        CROWN CASTLE INTERNATIONAL CORP.

   From time to time, we may sell any of the following securities:

     --DEBT SECURITIES

     --PREFERRED STOCK

     --COMMON STOCK

     --WARRANTS

   We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

   Our common stock is traded over-the-counter on The Nasdaq Stock Market's National Market under the trading symbol "TWRS." The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on The Nasdaq Stock Market's National Market or any securities exchange of the securities covered by the prospectus supplement.

   In addition, up to 15,000,000 shares of common stock being registered may be offered by certain selling shareholders. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

   The securities may be sold directly by us or, in case of the common stock, may be sold by selling shareholders, to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement. We would not receive any of the proceeds from the sale of common stock by selling shareholders.

   This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is July 30, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ABOUT THIS PROSPECTUS......................................................   1

WHERE YOU CAN FIND MORE INFORMATION........................................   1

INCORPORATION OF INFORMATION WE FILE WITH THE SEC..........................   1

FORWARD-LOOKING STATEMENTS.................................................   2

THE COMPANY................................................................   3

RATIO OF EARNINGS TO FIXED CHARGES.........................................   4

USE OF PROCEEDS............................................................   4

DESCRIPTION OF DEBT SECURITIES.............................................   5

DESCRIPTION OF CAPITAL STOCK...............................................  15

DESCRIPTION OF WARRANTS....................................................  23

SELLING SHAREHOLDERS.......................................................  24

PLAN OF DISTRIBUTION.......................................................  24

VALIDITY OF SECURITIES.....................................................  25

EXPERTS....................................................................  25

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $650,000,000.

   This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

   Public Reference Room    New York Regional Office  Chicago Regional Office
  450 Fifth Street, N.W.      7 World Trade Center        Citicorp Center
         Room 1024                 Suite 1300         500 West Madison Street
  Washington, D.C. 20549    New York, New York 10048        Suite 1400
                                                     Chicago, Illinois 60661-
                                                               2511

   You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

   The SEC allows us to "incorporate by reference" the information we file with them, which means:

     --incorporated documents are considered part of this prospectus;

     --we can disclose important information to you by referring you to those documents; and

     --information that we file with the SEC will automatically update and supersede this incorporated information.

   We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

  (1) Our Annual Report on Form 10-K for the year ended on December 31, 1998.

  (2) Our Quarterly Report on Form 10-Q for the three months ended March 31,
      1999.

  (3) Our Current Report on Form 8-K dated March 8, 1999.

  (4) Our Current Report on Form 8-K dated March 15, 1999.

  (5) Our Current Report on Form 8-K dated March 31, 1999.

  (6) Our Current Report on Form 8-K dated June 9, 1999.

  (7) Our Current Report on Form 8-K dated July 12, 1999.

  (8) The description of our common stock contained in the Registration Statement on Form S-1, as amended (File No. 333-74553), filed on March 16, 1999.

   We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the securities offered by this prospectus:

     --Reports filed under Section 13(a) and (c) of the Exchange Act;

     --Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders meeting; and

     --Any reports filed under Section 15(d) of the Exchange Act.

   You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                        Crown Castle International Corp.
                                510 Bering Drive
                                   Suite 500
                               Houston, TX 77057
                Attention: Kathy Broussard, Corporate Secretary
                           Telephone: (713) 570-3100

   If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

    . the success or failure of our efforts to implement our business strategy

    . the other factors discussed below under the heading "Risk Factors" and elsewhere in this prospectus

   We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                                  THE COMPANY

   We are a leading owner and operator of towers and transmission networks for wireless communications and broadcast companies. Our customers currently include many of the world's major wireless communications and broadcast companies, including Bell Atlantic Mobile, BellSouth Mobility, AT&T Wireless, Nextel and the British Broadcasting Corporation.

   Our strategy is to use our leading domestic and international position to capture the growing opportunities to consolidate ownership of existing towers and to build new towers created by:

    . the transfer to third parties, or outsourcing, of tower ownership and management by major wireless carriers;

    . the need for existing wireless carriers to expand coverage and improve capacity;

    . the additional demand for towers created by new entrants into the wireless communications industry;

    . the privatization of state-run broadcast transmission networks; and

    . the introduction of new digital broadcast transmission technology and wireless technologies.

   Our two main businesses are leasing antenna space on wireless and broadcast towers that can accommodate multiple tenants and operating networks that transmit analog and digital broadcast signals, or broadcast transmission networks. We also provide related services to our customers. We believe that our full service capabilities are a key competitive advantage in forming strategic partnerships to acquire large concentrations of towers, or tower clusters, and in winning contracts for new tower construction.

   Our primary business in the United States is the leasing of antenna space to wireless carriers. Our primary business in the United Kingdom is the operation of television and radio broadcast transmission networks. We also lease antenna space to wireless operators in the United Kingdom on the towers we acquired from the BBC and from various wireless carriers.

   Our principal executive offices are located at 510 Bering Drive, Suite 500, Houston, Texas 77057, and our telephone number is (713) 570-3000.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratio of earnings to fixed charges, the deficiency of our consolidated earnings to cover fixed charges, our consolidated ratio of earnings to combined fixed charges and preferred stock dividends and the deficiency of our consolidated earnings to cover combined fixed charges and preferred stock dividends for the periods indicated.

                                                                       Three
                                                                      Months
                                           Years Ended December 31,    Ended
                                           ------------------------- March 31,
                                           1995 1996  1997    1998     1999
                                           ---- ---- ------- ------- ---------
                                           (in thousands of dollars)
Ratio of Earnings to Fixed Charges........  --    --      --      --       --
Deficiency of Earnings to Cover Fixed
 Charges.................................. $21  $947 $10,755 $37,802  $12,661
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends....  --    --      --      --       --
Deficiency of Earnings to Cover Combined
 Fixed Charges and Preferred Stock
 Dividends................................ $21  $947 $12,954 $43,213  $19,069

   For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes, minority interests, fixed charges and equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs.

                                USE OF PROCEEDS

   We will use the net proceeds from our sale of the securities for our general corporate purposes, which may include, repaying indebtedness, making additions to our working capital, funding future acquisitions or for any other purpose we describe in the applicable prospectus supplement.

   We will not receive any of the proceeds from the sale of common stock that may be sold by selling shareholders.

                         DESCRIPTION OF DEBT SECURITIES

   The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

   The debt securities will be our general obligations and may be subordinated to "Senior Indebtedness" (as defined below) we have or may incur to the extent set forth in the prospectus supplement relating to them. See "Description of Debt Securities--Subordination" below. Debt securities will be issued under an indenture between us and one or more commercial banks to be selected as trustees (collectively, the "trustee"). A copy of the form of indenture has been filed as an exhibit to the registration statement filed with the SEC. The following discussion of certain provisions of the indenture is a summary only and should not be considered a complete description of the terms and provisions of the indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the indenture, including the definition of certain terms used below.

General

   The indenture does not limit the aggregate principal amount of debt securities that can be issued under it. The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:

     (a) the title of the debt securities of the series;

     (b) any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

     (c) the date or dates on which the principal and premium with respect to the debt securities of the series are payable;

     (d) the rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of Registered Securities (as defined below)), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

     (e) the place or places, if any, in addition to or instead of the corporate trust office of the trustee (in the case of Registered Securities) or the principal New York office of the trustee (in the case of Bearer Securities), where the principal, premium, and interest with respect to debt securities of the series shall be payable;

     (f) the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part at our option or otherwise;

     (g) whether debt securities of the series are to be issued as Registered Securities or Bearer Securities (as defined below) or both and, if Bearer Securities are to be issued, whether coupons will be attached to them, whether Bearer Securities of the series may be exchanged for Registered Securities of the series, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

     (h) if any debt securities of the series are to be issued as Bearer Securities or as one or more Global Securities (as defined below) representing individual Bearer Securities of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary Bearer Security of the series payable with respect to any interest payment date prior to the exchange of such temporary Bearer Security for definitive Bearer Securities of the series shall be paid to any clearing organization with respect to the portion of such temporary Bearer Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date; and the terms upon which a temporary Bearer Security may be exchanged for one or more definitive Bearer Securities of the series;

     (i) our obligation, if any, to redeem, purchase, or repay debt securities of the series under any sinking fund or analogous provisions or at the option of a holder of such debt securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series shall be redeemed, purchased, or repaid, in whole or in part, under such obligations;

     (j) the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for our or any other issuer's or obligor's common stock, preferred stock, other debt securities or warrants for common stock, preferred stock, indebtedness or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

     (k) if other than denominations of $1,000 or any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

     (l) if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

     (m) if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

     (n) any changes or additions to the provisions of the indenture dealing with defeasance;

     (o) if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

     (p) the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939, as amended, are applicable and any corresponding changes to provisions of the Indenture as then in effect;

     (q) any addition to or change in the Events of Default (as defined below) with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such debt securities due and payable;

     (r) if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities in definitive registered form, the depositary (as defined in the applicable prospectus supplement) for such global security and the form of any legend or legends to be borne by any such global Security in addition to or in lieu of the legend referred to in the Indenture;

     (s) any trustee, authenticating or paying agents, transfer agents or registrars;

     (t) the applicability of, and any addition to or change in, the covenants and definitions then set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers, or sales of assets;

     (u) the terms, if any, of any guarantee of the payment of principal, premium, and interest with respect to debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect;

     (v) the subordination, if any, of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the Indenture relating to subordination;

     (w) with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the trustee; and

     (x) any other terms of the debt securities of the series (which terms shall not be prohibited by the provisions of the Indenture).

   The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of debt securities to which such prospectus supplement relates, including those applicable to (a) Bearer Securities, (b) debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities), (c) debt securities with respect to which principal, or interest is payable in a foreign or composite currency, (d) debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Debt Securities") and (e) variable rate debt securities that are exchangeable for fixed rate debt securities.

   Unless otherwise provided in the applicable prospectus supplement, Registered Securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States or at the office of the trustee or the trustee's agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the prospectus supplement relating to such Bearer Securities.

   All funds which we pay to a paying agent for the payment of principal, premium or interest with respect to any debt securities that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holders of such debt securities or any coupons appertaining thereto will thereafter look only to us for payment thereof.

Global Securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global securities. A global security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A global security will be deposited with, or on behalf of, a depositary, which will be identified in the prospectus supplement relating to such debt securities. Global securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee of the depositary to a successor depositary or any nominee of such successor.

   The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such debt securities. We anticipate that the following provisions will generally apply to depositary arrangements.

   Upon the issuance of a global security, the depositary for such global security will credit, on its book entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with the depositary ("participants"). Such accounts shall be designated by the dealers or underwriters with respect to such debt securities or, if such debt securities are offered and sold directly by us or through one or more agents, by us or such agents. Ownership of beneficial interests in a global security will be limited to participants or persons that hold beneficial interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of participants) or records maintained by participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

   So long as the depositary for a global security, or its nominee, is the registered owner or holder of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by such global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any of such debt securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

   Subject to the restrictions applicable to Bearer Securities described in an applicable prospectus supplement (see "Limitations on Issuance of Bearer Securities" below), payments of principal, premium, and interest with respect to individual debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner or holder of such global security. Neither we, the trustee, any paying agent or registrar for such debt securities or any agent of ours or the trustee's will have any responsibility or liability for (a) any aspect of the records relating to or payments made by the depositary, its nominee or any participants on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests, (b) the payment to the owners of beneficial interests in the global security of amounts paid to the depositary or its nominee or (c) any other matter relating to the actions and practices of the depositary, its nominee or its participants. Neither we, the trustee, any paying agent or registrar for such debt securities or any agent of ours or the trustee will be liable for any delay by the depositary, its nominee or any of its participants in identifying the owners of beneficial interests in the global security, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the depositary or its nominee for all purposes.

   We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive global security representing any of such debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security, as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in "street name." Such payments will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary global security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described in an applicable prospectus supplement (see "Limitation on Issuance of Bearer Securities" below).

   If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary, we shall appoint a successor depositary. If a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine to no longer have debt securities of a series represented by a global security and, in such event, will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. Furthermore, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the trustee, and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (if the debt securities are issuable as Registered Securities). Individual debt securities of such series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof if the debt securities are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by us if the debt securities are issuable as Bearer Securities or (c) as either Registered Securities or Bearer Securities as described above if the debt securities are issuable in either form.

Limitations on Issuance of Bearer Securities

   The debt securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or Bearer Securities (which will be transferable only by delivery). If such debt securities are issuable as Bearer Securities, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to such debt securities.

Certain Covenants

 Merger, Consolidation or Sale of Assets

   The indenture provides that we may not:

     (1) consolidate or merge with or into (whether or not we are the surviving corporation), or

     (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another corporation, Person or entity, unless:

       (a) either:

         (A) we are the surviving corporation, or

         (B) the entity or the Person (as defined) formed by or surviving any such consolidation or merger (if other than us) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

       (b) the entity or Person formed by or surviving any such consolidation or merger (if other than us) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations under the debt securities and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

       (c) immediately after such transaction no Default (as defined) exists; and

       (d) except in the case of:

         (A) a merger of us with or into our Wholly Owned Restricted Subsidiary (as defined) and

         (B) a merger entered into solely for the purpose of reincorporating us in another jurisdiction:

                 (x) in the case of a merger or consolidation in which we are the surviving corporation, our Debt to Adjusted Consolidated Cash Flow Ratio (as defined) at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if the transaction had occurred at the beginning of our most recently ended four full fiscal quarter period for which internal financial statements are available for income statement purposes, would have been less than our Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction, or

                 (y) in the case of any other such transaction, the Debt to
              Adjusted Consolidated Cash Flow of the entity or Person formed by or surviving any such consolidation or merger (if other than us), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of such entity or Person for which internal financial statements are available for income statement purposes, would have been less than our Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction; provided that for purposes of determining the Debt to Adjusted Consolidated Cash Flow Ratio of any entity or Person for purposes of this clause (y) the entity or Person will be substituted for us in the definition of Debt to Adjusted Consolidated Cash Flow Ratio and the defined terms included in the indenture.

Subordination

   Debt securities of a series may be subordinated ("subordinated debt securities") to Senior Indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. We conduct substantially all our operations through subsidiaries, and the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of our subsidiaries.

   Upon any payment or distribution of our assets to creditors or upon our total or partial liquidation or dissolution or in a bankruptcy, receivership, or similar proceeding relating to us or our property, holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before holders of subordinated debt securities shall be entitled to receive any payment of principal, premium, or interest with respect to the subordinated debt securities, and until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled shall be made to the holders of Senior Indebtedness (except that such holders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities).

   We may not make any payments of principal, premium, or interest with respect to subordinated debt securities, make any deposit for the purpose of defeasance of such subordinated debt securities, or repurchase, redeem, or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by the delivery of subordinated debt securities by us to the trustee in satisfaction of our sinking fund obligation) any subordinated debt securities if (a) any principal, premium or interest with respect to Senior Indebtedness is not paid in full in cash within any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and such acceleration has been rescinded, such Senior Indebtedness has been paid in full in cash or we and the trustee receive written notice approving such payment from the representatives of such Senior Indebtedness. During the continuance of any default (other than a default described in clause
(a) or (b) above) with respect to any Designated Senior

Indebtedness (as defined in the applicable prospectus supplement) pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period (the "payment blockage period") commencing on the receipt by us and the trustee of written notice of such default from the representative of any Designated Senior Indebtedness specifying an election to effect a payment blockage period (a "blockage notice"). The payment blockage period may be terminated before its expiration by written notice to the trustee and us from the person who gave the blockage notice, by repayment in full in cash of the Senior Indebtedness with respect to which the blockage notice was given or because the default giving rise to the payment blockage period is no longer continuing. Unless the holders of such Designated Senior Indebtedness shall have accelerated the maturity thereof, we may resume payments on the subordinated debt securities after the expiration of the payment blockage period. Not more than one blockage notice may be given in any period of 360 consecutive days. In no event, however, may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

   By reason of such subordination, in the event of insolvency, creditors of ours who are holders of Senior Indebtedness, as well as certain general creditors of ours, may recover more, ratably, than the holders of the subordinated debt securities.

Events of Default and Remedies

   The following events are defined in the indenture as "Events of Default" with respect to a series of debt securities:

     (a) default for 30 days in the payment when due of interest on the debt securities;

     (b) default in payment when due of the principal of or premium, if any, on the debt securities;

     (c) our failure or failure by any of our Subsidiaries (as defined) to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" or our failure to consummate a Change of Control Offer (as defined) or Asset Sale Offer (as defined) in accordance with the provisions of the indenture;

     (d) our failure or failure by any of our Subsidiaries for 30 days after notice to comply with any other agreements in the indenture or the debt securities;

     (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (as defined) for money borrowed by us or any of our Significant Subsidiaries (as defined), or the payment of which is guaranteed by us or any of our Significant Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

       (1) is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of the default (a "Payment Default"); or

       (2) results in the acceleration of the Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

     (f) failure by us or any of our Significant Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

     (g) certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Restricted Subsidiaries.

     (h) any other Event of Default provided with respect to debt securities of that series.

   An Event of Default with respect to one series of debt securities is not necessarily an Event of Default for another series.

   A prospectus supplement may omit, modify or add to the foregoing Events of Default.

   If any Event of Default occurs and is continuing, the trustee under the indenture or the holders of at least 25% in principal amount at maturity of the then outstanding notes of the applicable series may declare all the notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, all outstanding debt securities will become due and payable without further action or notice. Holders of the debt securities may not enforce the indenture or the debt securities except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding debt securities may direct the trustee under the indenture in its exercise of any trust or power.

   The holders of a majority in aggregate principal amount at maturity of the debt securities then outstanding by notice to the trustee under the indenture may on behalf of the holders of all of such series of debt securities waive any existing Default or Event of Default and its consequences under the applicable indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of the debt securities.

   The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the relevant series of debt securities notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any debt security, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the debt securities. In addition, we are required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are also required to deliver to the trustee, promptly after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action we are taking or proposes to take in respect thereof.

Modification of the Indenture

   We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes:

     (a) to evidence the succession of another person to us pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants, agreements and obligations in the indenture and in the debt securities;

     (b) to surrender any right or power conferred upon us by the indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our board of directors shall consider to be for the protection of the holders of such debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default under the indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the trustee upon such default or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive such default);

     (c) to cure any ambiguity or correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of debt securities of any series;

     (d) to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

     (e) to add to or change any of the provisions of the indenture to provide that Bearer Securities may be registerable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to Registered Securities or of principal, premium or interest with respect to Bearer Securities, or to permit Registered Securities to be exchanged for Bearer Securities, so as to not adversely affect the interests of the holders of debt securities or any coupons of any series in any material respect or permit or facilitate the issuance of debt securities of any series in uncertificated form;

     (f) to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

     (g) in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if each such holder of senior indebtedness consents to such change);

     (h) to add guarantees with respect to the debt securities or to secure the debt securities;

     (i) to make any change that does not adversely affect the rights of any holder;

     (j) to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall (1) neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to such provision or (2) become effective only when there is no such debt security outstanding;

     (k) to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one trustee; and

     (l) to establish the form or terms of debt securities and coupons of any series, as described under "Description of Debt Securities--General" above.

   With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, we and the trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental Indenture or modifying in any manner the rights of the holder of the debt securities of such series; provided, however, that without the consent of the holders of each debt security so affected, no such supplemental indenture shall
(a) reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment, (b) reduce the rate of or extend the time for payment of interest on any debt security or coupon or reduce the amount of any payment to be made with respect to any coupon, (c) reduce the principal of or extend the stated maturity of any debt security, (d) reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed, (e) make any debt security payable in a currency other than that stated in the debt security, (f) in the case of any subordinated debt security or coupons appertaining thereto, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of

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

any holder under such provisions, (g) release any security that may have been granted with respect to the debt securities, (h) make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent, (i) change any obligation of ours provided for in the indenture to pay additional interest with respect to Bearer Securities or
(j) limit our obligation to maintain a paying agency outside the United States for payment on Bearer Securities or limit our obligation to redeem certain Bearer Securities.

Satisfaction and Discharge of the Indenture; Defeasance

   The indenture shall generally cease to be of any further effect with respect to a series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of such series (with certain limited exceptions) or (b) all debt securities and coupons of such series not theretofore delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we shall have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all such debt securities and coupons (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us).

   In addition, we shall have a "legal defeasance option" (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a "covenant defeasance option" (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an Event of Default related to the specified covenants.

   The applicable prospectus supplement will describe the procedures we must follow in order to exercise our defeasance options.

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

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 600,000,000 shares of common stock, par value $.01 per share, 90,000,000 shares of Class A common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of July 20, 1999 there are 139,993,196 shares of common stock outstanding, 11,340,000 shares of Class A common stock outstanding and 212,953 shares of 12 3/4% Senior Exchangeable Preferred Stock due 2010 outstanding.

Common Stock

 Voting Rights

   Each share of common stock is entitled to one vote. The common stock votes together as a single class on all matters presented for a vote of the stockholders, except as provided under the Delaware General Corporation Law.

 Dividends and Liquidation Rights

   Each share of common stock is entitled to receive dividends if, as and when declared by the board of directors out of funds legally available for that purpose, subject to approval of certain holders of the senior convertible preferred stock. In the event of our dissolution, after satisfaction of amounts payable to our creditors and distribution of any preferential amounts to the holders of outstanding senior convertible preferred stock, if any, holders of common stock are entitled to share ratably in the assets available for distribution to the stockholders.

 Other Provisions

   There are no preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are legally issued, fully paid and nonassessable.

Class A Common Stock

 Voting Rights

   Each share of Class A common stock is entitled to one vote for each such share on all matters presented to the stockholders, except the election of directors. The holders of the shares of Class A common stock vote, except as provided under the Delaware General Corporation Law, together with the holders of the common stock and any other class or series of our stock accorded such general voting rights, as a single class.

   TdF, the holders of all the shares of Class A common stock, currently has the right to elect two directors to our board of directors; however, if TdF's ownership interest in us changes, so long as the ownership interest of the TdF group is at least 5%, holders of Class A common stock voting as a separate class have the right to elect one director.

   The holders of Class A common stock, subject to limitations, have a veto over certain significant corporate actions we may take.

 Convertibility

   Each share of Class A common stock is convertible, at the option of its record holder, into one share of common stock at any time.

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

   In the event of any transfer of any share of Class A common stock to any person other than an Affiliate (as defined in Rule 12b-2 of the Exchange Act), such share of Class A common stock automatically converts, without any further action, into one share of common stock. However, a holder of shares of Class A common stock may pledge its shares to a lender under a bona fide pledge of such shares of Class A common stock as collateral security for any indebtedness or other obligation of any person due to the pledgee or its nominee.

   Further, each share of Class A common stock automatically converts into one share of common stock on the first date on which the ownership interest of TdF group is less than 5%.

 Dividends and Liquidation Rights

   Holders of shares of Class A common stock are entitled to the same dividends and liquidation rights as holders of shares of common stock.

 Other Provisions

   Under the governance agreement, so long as TdF remains qualified under the governance agreement, TdF has anti-dilutive rights in connection with maintaining a certain percentage of voting power in us and, accordingly, we may not, subject to certain exceptions relating primarily to compensation of directors and employees, issue, sell or transfer additional securities, unless TdF is offered the right to purchase, at the same price, an amount such that it would maintain such percentage of voting power in us.

Preferred Stock

   Under our certificate of incorporation, we may issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors after honoring any rights TdF may have under the governance agreement, has the authority, without any vote or action by the stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix their designations, preferences, rights, qualifications, limitations and restrictions, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series.

Exchangeable Preferred Stock

   Each share of exchangeable preferred stock has a liquidation preference of $1,000 per share and is exchangeable, at our option, in whole but not in part, for our exchange debentures.

 Voting Rights

   The shares of exchangeable preferred stock have no voting rights, except as required by law and as specified in the certificate of designations. If we fail to meet our obligations under the certificate of designations, the holders of the exchangeable preferred stock will be entitled to elect two additional members to the board of directors.

 Dividends

   Dividends are paid on each March 15, June 15, September 15 and December 15 commencing March 15, 1999, at an annual fixed rate of 12 3/4%. On or before December 15, 2003, we have the option to pay dividends in cash or in additional fully paid and non-assessable shares of exchangeable preferred stock having an aggregate liquidation preference equal to the amount of such dividends. After December 15, 2003, dividends will be paid only in cash.

 Mandatory Redemption

   We are required to redeem all of the shares of exchangeable preferred stock outstanding on December 15, 2010 at a redemption price equal to 100% of the liquidation preference of such shares, plus accumulated and unpaid dividends to the date of redemption.

 Optional Redemption

   On or after December 15, 2003, we may redeem some or all of the shares of exchangeable preferred stock at any time at certain specified redemption prices. In addition, before December 15, 2001, we may redeem up to 35% of the exchangeable preferred stock with the proceeds of public equity offerings or strategic equity investments at a redemption price equal to 112.750% of the liquidation preference of the exchangeable preferred stock, together with accumulated and unpaid dividends.

 Change of Control

   If we experience specific kinds of changes in control, we will be required to make an offer to purchase any and all shares of exchangeable preferred stock at a purchase price of 101% of the liquidation preference of such shares together with all accumulated and unpaid dividends.

 Certain Covenants

   We issued the exchangeable preferred stock under a certificate of designations that became part of our certificate of incorporation. The certificate of designations contains certain covenants that, among other things, limit our ability and the ability of our subsidiaries to borrow money; pay dividends on stock or purchase capital stock; make investments and sell assets or merge with or into other companies.

 Ranking

   The exchangeable preferred stock ranks (1) senior to all our other classes of capital stock established after the issue date of the exchangeable preferred stock that do not expressly provide that they rank on par with the exchangeable preferred stock as to dividends and distributions upon our liquidation, winding up and dissolution and (2) on par with any class of capital stock established after the date of issuance of the exchangeable preferred stock the terms of which provide that such class or series will rank on par with the exchangeable preferred stock as to dividends and distributions upon our liquidation, winding up and dissolution.

Senior Preferred Warrants

   In connection with the offering of the senior convertible preferred stock in August 1997 and October 1997, we issued warrants to purchase an aggregate of 1,314,990 shares of common stock at a price of $7.50 per share.

Certificate of Incorporation and By-laws

   Stockholders' rights and related matters are governed by the Delaware General Corporation Law, and our certificate of incorporation and the by-laws. Certain provisions of our certificate of incorporation and by-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the common stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in our best interests and those of our stockholders.

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

 Classified Board of Directors and Related Provisions

   Our certificate of incorporation provides that our directors, other than those directors who may be elected by holders of any series of preferred stock or holders of the Class A common stock, initially are divided into three classes of directors, consisting of three, three and four directors. One class of directors, initially consisting of three directors, was elected for a term expiring at the annual meeting of shareholders to be held in 2000, another class initially consisting of three directors was elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class initially consisting of four directors was elected for a term expiring at the annual meeting of stockholders in 2001. The classified board provisions will prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date such party obtains the controlling interest. Voting stock is defined in our certificate of incorporation as the outstanding shares of our capital stock entitled to vote in a general vote of our stockholders as a single class with shares of common stock, which shares of capital stock include the shares of Class A common stock.

 No Stockholder Action by Written Consent; Special Meeting

   The certificate of incorporation prohibits stockholders from taking action by written consent in lieu of an annual or special meeting, except relating to holders of Class A common stock on matters on which they are entitled to vote and, thus, stockholders may only take action at an annual or special meeting called in accordance with our by-laws. The by-laws provide that special meetings of stockholders may only be called by our secretary at the direction of our board of directors under a resolution adopted by the board.

   These provisions could have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of our capital stock entitled to vote from unilaterally using the written consent procedure to take stockholder action.

 Advance Notice Requirements for Stockholder Proposals and Director Nominations

   Our by-laws establish advance notice procedures for stockholder proposals and the nomination, other than by or at the direction of the board of directors, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary at least 90 days but not more than 120 days prior to the first anniversary of our preceding year's annual meeting. However, if the date of our annual meeting is more than 30 days earlier than, or more than 90 days later than, the anniversary date of our preceding year's annual meeting, notice by a stockholder will be considered timely if it is delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice of nominations for the election of directors must set forth certain information concerning the stockholder giving the notice and each nominee.

   By requiring advance notice of nominations by stockholders, these procedures will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, these procedures will provide our board of directors with an opportunity to inform stockholders of any business proposed to be conducted at a meeting, together with any recommendations as to the board of directors' position on action to be taken on such business. This should allow stockholders to better decide whether to attend a meeting or to grant a proxy for the disposition of any such business.

 Dilution

   Our certificate of incorporation provides that our board of directors is authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders to purchase from us shares of stock or other securities of us or any of other corporation. Our board of directors is authorized to issue these rights even though the creation and issuance of these rights could have the effect of discouraging third parties from seeking, or impairing their right to seek, to:

     (1) acquire a significant portion of our outstanding securities;

     (2) engage in any transaction which might result in a change of control of the corporation; or

     (3) enter into any agreement, arrangement or understanding with another party to accomplish these transactions or for the purpose of acquiring, holding, voting or disposing of any of our securities.

 Amendments

   Our certificate of incorporation and by-laws provide that we may amend, alter, change or repeal any provision contained in our certificate of incorporation or a preferred stock designation. However, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with certain provisions our certificate of incorporation, including the provisions discussed above relating to the classification of our board of directors, prohibiting stockholder action by written consent, and prohibiting the calling of special meetings by stockholders.

   Our by-laws may be amended by either the holders of 80% of the voting power of the voting stock or by the majority of the board; but the board may alter, amend or repeal or adopt new by-laws in conflict with some of these provisions by a two-thirds vote of the entire board.

Rights Plan

 Rights

   Our board of directors has declared a dividend of one right for each outstanding share of common stock and each outstanding share of Class A common stock. Rights have been issued in connection with each outstanding share of common stock and Class A common stock; and rights will be issued in connection with common stock and Class A common stock issued subsequently until the distribution date, and, in certain circumstances, for common stock and Class A common stock issued after the distribution date referred to below. Each right, when it becomes exercisable as described below, will entitle the registered holder to purchase from us one one-thousandth of a share of Series A Participating Cumulative Preferred Stock at a price of $110.00 per one one-thousandth of a share, subject to adjustment in certain circumstances. The description and terms of the rights are set forth in a rights agreement between us and the rights agent named therein. The rights will not be exercisable until the distribution date and will expire on the tenth annual anniversary of the rights agreement, unless earlier redeemed by us. Until a right is exercised, the holder, as such, will have no rights as our stockholder, including the right to vote or to receive dividends.

 Distribution Date

   Under the rights agreement, the "distribution date" is the earlier of:

     (1) such time as we learn that a person or group, including any affiliate or associate of such person or group, has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of our outstanding voting securities (such person or group being an "acquiring person"), subject to the exceptions relating to the TDF group and the Berkshire group described in the paragraph below, unless provisions preventing accidental triggering of the distribution of the rights apply, and

     (2) the close of business on such date, if any, as may be designated by our board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more than 15% or more of the outstanding shares of voting securities.

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

   Each member of the TdF group will not otherwise be considered an acquiring person if:

     (a) during the first five years following the adoption of the rights agreement, the aggregate ownership interest of the TdF group does not exceed 25%, or 30% if the board so elects, of the outstanding voting securities or

     (b) thereafter, the aggregate ownership interest of the TdF group does not exceed the lesser of:

       (1) 25% or 30%, as applicable, of the voting securities then outstanding and

       (2) the greater of the aggregate interest of the TdF group as of the fifth anniversary of the rights agreement and 15% of the then outstanding voting securities.

   Each member of the Berkshire group will not otherwise be deemed an acquiring person if the aggregate ownership interest of the Berkshire group does not exceed the greater of:

     (a) the aggregate ownership interest of the Berkshire group upon the execution of the rights agreement, reduced by an amount equal to any disposition of voting securities following the date the rights agreement is executed and

     (b) 15% of the outstanding voting securities.

 Triggering Event and Effect of Triggering Event

   When there is an acquiring person, the rights will entitle each holder, other than such acquiring person, of a right to purchase, at the purchase price, that number of one one-thousandths of a preferred share equivalent to the number of shares of common stock that at the time of such event would have a market value of twice the purchase price.

   If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person that is a publicly traded corporation, or if 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold, leased, exchanged or otherwise transferred to an acquiring person or an affiliate or associate of an acquiring person that is a publicly traded corporation, each right will entitle its holder, other than rights beneficially owned by such acquiring person, to purchase, for the purchase price, that number of common shares of such corporation which at the time of the transaction would have a market value or, in some cases, book value of twice the purchase price. If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person that is not a publicly traded entity, or if 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold, leased, exchanged or otherwise transferred to an acquiring person or affiliate or associate of an acquiring person that is not a publicly traded entity, each right will entitle its holder to purchase for the purchase price, at such holder's option:

     (1) that number of shares of the surviving corporation, which could be us, in the transaction with such entity, which at the time of the transaction would have a book value of twice the purchase price,

     (2) that number of shares of the ultimate parent of or entity controlling such surviving corporation which at the time of the transaction would have a book value of twice the purchase price or

     (3) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the purchase price.

   Any rights that are at any time beneficially owned by an acquiring person, or any affiliate or associate of an acquiring person, will be null and void and nontransferable, and any holder of any such right will be unable to exercise or transfer any such right.

 Redemption

   At any time prior to the earlier of (1) such time as a person or group becomes an acquiring person and (2) the expiration date, our board of directors may redeem the rights in whole, but not in part, at a price, in cash or common stock or other securities of ours deemed by our board of directors to be at least equivalent in value, of $.01 per right, which amount shall be subject to adjustment as provided in the rights agreement. Immediately upon the action of our board of directors ordering the redemption of the rights, and without any further action and without any notice, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

   In addition, at any time after there is an acquiring person, our board of directors may elect to exchange each right for consideration per right consisting of one-half of the securities that would be issuable at such time upon exercise of one right under the terms of the rights agreement.

 Amendment

   At any time prior to the distribution date, we may, without the approval of any holder of any rights, supplement or amend any provision of the rights agreement, including the date on which the expiration date or distribution date shall occur, the definition of acquiring person, the time during which the rights may be redeemed or the terms of the preferred shares, except that no supplement or amendment shall be made which reduces the redemption price other than under certain adjustments therein.

 Certain Effects of the Rights Plan

   The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the rights plan may render an unsolicited takeover of us more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Section 203 of the Delaware General Corporation Law

   Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder", which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless:

     (1) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares;

     (2) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

     (3) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting.

   A business combination is defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. A Delaware corporation, under a provision in its certificate of incorporation or by-laws, may elect not to be governed by
Section 203 of the Delaware General Corporation Law. We are subject to the restrictions imposed by Section 203.

   Under certain circumstances, Section 203 makes it more difficult for a person who could be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203 of the Delaware General Corporation Law. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring us to negotiate in advance with the board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Limitations of Directors' Liability

   Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

     (1) for any breach of the director's duty of loyalty to us or our stockholders,

     (2) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (3) under Section 174 of the Delaware General Corporation Law, or

     (4) for any transaction from which the director derived an improper personal benefit.

   The effect of these provisions will be to eliminate our rights and our stockholders (through stockholders' derivatives suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

Transfer Agent

   The Transfer Agent and Registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

                            DESCRIPTION OF WARRANTS

   We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt Warrants

   The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following: (a) the title of such debt warrants; (b) the offering price for such debt warrants, if any; (c) the aggregate number of such debt warrants; (d) the designation and terms of the debt securities purchasable upon exercise of such debt warrants;
(e) if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security; (f) if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable; (g) the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time; (j) whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (1) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal income tax considerations; (n) the antidilution provisions of such debt warrants, if any; (o) the redemption or call provisions, if any, applicable to such debt warrants; and (p) any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

   The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of such warrants, including the following: (a) the title of such warrants; (b) the offering price for such warrants, if any; (c) the aggregate number of such warrants; (d) the designation and terms of the common stock or preferred stock purchasable upon exercise of such warrants; (e) if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security; (f) if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable; (g) the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable, (k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such warrants, if any; (m) the redemption or call provisions, if any, applicable to such warrants; and (n) any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                              SELLING SHAREHOLDERS

   The selling shareholders may be our directors, executive officers, former directors, employees or certain holders of our common stock. The prospectus supplement for any offering of the common stock by selling shareholders will include the following information:

     --the names of the selling shareholders;

     --the number of shares held by each of the selling shareholders;

     --the percentage of the common stock held by each of the selling shareholders; and

     --the number of shares of the common stock offered by each of the selling shareholders.

                              PLAN OF DISTRIBUTION

   The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered therein.

   Our company and any selling shareholders may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The selling shareholders may also distribute securities through one or more special purpose trusts, which will enter into forward purchase arrangements with selling shareholders and distribute their own securities. Each prospectus supplement will describe the terms of the securities to which such prospectus supplement relates, the names of the selling shareholders and the number of shares of common stock to be sold by each, the name or names of any underwriters or agents with whom we or the selling shareholders, or both, have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we or the selling shareholders will receive from such sale. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such securities will be listed. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

   If so indicated in the applicable prospectus supplement, we or the selling shareholders, or both, will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from us or the selling shareholders, or both, pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include, among others:

     --commercial and savings banks;

     --insurance companies;

     --pension funds;

     --investment companies;

     --educational and charitable institutions.

   In all cases, such institutions must be approved by us or the selling shareholders, or both. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (ii) if the securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased such securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

   Any selling shareholder, underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

   Certain of any such underwriters and agents including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

   Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the common stock, which is listed on The Nasdaq Stock Market's National Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

   We will not receive any proceeds from the sale of shares of common stock by the selling shareholders. We will, however, bear certain expenses in connection with the registration of the securities being offered under this prospectus by the selling shareholders, including all costs incident to the offering and sale of the securities to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

                             VALIDITY OF SECURITIES

   The validity of the securities offered hereby will be passed upon for us by Cravath, Swaine & Moore, New York, New York and for the underwriters or agents, if any, by Latham & Watkins, New York, New York.

                                    EXPERTS

   The consolidated financial statements of CCIC at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, the financial statements of the Home Service Transmission business of the BBC at March 31, 1996 and for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997, the consolidated financial statements of CTSH at March 31, 1997 and December 31, 1997 and for the period from February 28, 1997 to March 31, 1997 and the period from April 1, 1997 to December 31, 1997, the financial statements of the Bell Atlantic Mobile Tower Operations at December 31, 1998 and for each of the two years in the period ended December 31, 1998 and the financial statements of the Powertel Tower Operations at December 31, 1998 and for the year ended December 31, 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

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                                 $250,000,000

                       Crown Castle International Corp.


                            % Senior Notes due 2011



                     [LOGO OF CROWN CASTLE INTERNATIONAL]

                                 ------------

                             PROSPECTUS SUPPLEMENT

                                      , 2000

                                 ------------

Goldman, Sachs & Co.                                      Chase Securities Inc.
  Lehman Brothers                                 Credit Suisse First Boston
  Morgan Stanley Dean Witter                                CIBC Oppenheimer

BNY Capital Markets, Inc.
           Scotia Capital Markets
                       McDonald Investments Inc.
                                      PNC Capital Markets, Inc.
                                                      Deutsche Banc Alex. Brown

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